EXHIBIT 10.36

LEASE AGREEMENT

By and Between

TETRIS PROPERTY LP,
a Delaware limited partnership,

as Landlord,

and

TETRA TECHNOLOGIES, INC.,
a Delaware corporation,

as Tenant

Property: 24955 Interstate 45 North

The Woodlands, Montgomery County, Texas

December 31, 2012

INDEX

ARTICLE I. DEMISE OF PREMISES		1
1.1	Premises	1
1.2	Condition of the Premises	1
1.3	Rentable Area	2
1.4	Net Lease	2
ARTICLE II. LEASE TERM		3
2.1	Lease Term	3
ARTICLE III. BASE RENT; PAYMENTS OF RENT; TENANT’S SECURITY DEPOSIT		3
3.1	Base Rent	3
3.2	Payments	3
3.3	Late Payments	3
ARTICLE IV. ADDITIONAL RENT; TAX EXPENSES		4
4.1	Additional Rent; Tax Expenses	4
4.2	Payment by Tenant	5
4.3	Protests of Taxes and Assessments	6
4.4	Audit	6
4.5	Survival	7
ARTICLE V. USE OF PREMISES		7
5.1	Permitted Uses	7
5.2	Prohibited Uses; Compliance with Legal Requirements and Building Rules	7
5.3	Hazardous Materials; Mold; Indemnification	9
ARTICLE VI. SERVICES AND UTILITIES		12
6.1	Services and Utilities	12
6.2	Interruption of Essential Required Services	12
ARTICLE VII. REPAIRS AND MAINTENANCE; MANAGEMENT STANDARDS		13
7.1	Landlord’s Obligations	13
7.2	Tenant’s Obligations	14
7.3	Tenant’s Management Standard	16
7.4	Landlord Management of Premises	19
ARTICLE VIII. ADDITIONS AND ALTERATIONS		20
8.1	Landlord’s Consent to Alterations	20
8.2	Manner of Construction	21
8.3	Payment for Alterations	22
8.4	Construction Insurance	22
8.5	Landlord’s Property	23
8.6	Communications Equipment	23
8.7	Use of Roofs	23
ARTICLE IX. COVENANT AGAINST LIENS		24
i

9.1	Covenant Against Liens	24
ARTICLE X. INSURANCE		25
10.1	Indemnification and Waiver	25
10.2	Insurance Requirements	26
10.3	Tenant’s Insurance	26
10.4	Subrogation	29
10.5	Deductible and Self-Insurance Retention	29
ARTICLE XI. DAMAGE AND DESTRUCTION		30
11.1	Casualty	30
11.2	No Rent Abatement During Restoration	31
ARTICLE XII. NON WAIVER		31
12.1	Effect of Waiver	31
ARTICLE XIII. CONDEMNATION		32
13.1	Permanent Taking	32
13.2	Temporary Taking	33
ARTICLE XIV. ASSIGNMENT AND SUBLETTING		34
14.1	Subleases	34
14.2	Assignment to an Affiliate	36
14.3	Other Transfers	36
14.4	Effect of Transfer	37
14.5	Landlord Attornment; Estoppel Certificates	37
14.6	Subsequent Subleases or Transfers	37
ARTICLE XV. SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES		37
15.1	Surrender of Premises	37
15.2	Surrender Condition	37
15.3	Removal of Tenant’s Property by Tenant	38
15.4	Removal of Tenant’s Property by Landlord	38
15.5	Landlord’s Actions on Premises	38
ARTICLE XVI. HOLDING OVER		38
16.1	Holding Over	38
ARTICLE XVII. ESTOPPEL CERTIFICATES		39
17.1	Estoppel Certificates	39
ARTICLE XVIII. SUBORDINATION		40
18.1	Subordination and Non-Disturbance	40
ARTICLE XIX. DEFAULTS; REMEDIES		41
19.1	Events of Default	41
19.2	Remedies Upon Default	42

19.3	Landlord’s Right to Cure Default	44
19.4	Payments by Tenant	44
19.5	Efforts to Relet	44
19.6	Landlord Default	45
19.7	Landlord’s Reimbursement	46
19.8	Waiver of Lock-Out Rights	47
19.9	Waiver of Tenant’s Lien Rights	47
ARTICLE XX. COVENANT OF QUIET ENJOYMENT		47
20.1	Quiet Enjoyment	47
ARTICLE XXI. SIGNS		47
21.1	Signs	47
ARTICLE XXII. COMPLIANCE WITH LAW		48
22.1	Compliance with Law	48
ARTICLE XXIII. DEFAULT INTEREST		49
23.1	Default Interest	49
ARTICLE XXIV. ENTRY BY LANDLORD		49
24.1	Landlord’s Entry	49
ARTICLE XXV. TENANT PARKING		50
25.1	Tenant Parking	50
ARTICLE XXVI. OPTION TO EXTEND		51
26.1	Terms of Options	51
26.2	Determination of Fair Market Rental Rate	51
26.3	Fair Market Rental Rate	52
26.4	Tenant’s Exercise of Option to Extend	53
26.5	Risk of Loss	53
ARTICLE XXVII. TENANT’S PURCHASE RIGHT OF FIRST OFFER		53
27.1	Landlord’s ROFO Notice	53
27.2	Exercise of Tenant’s ROFO	54
27.3	Effect of Tenant’s Election	54
27.4	Termination of Tenant’s ROFO Upon Sale to a Third Party	54
27.5	Closing	54
27.6	Tenant’s ROFO Personal to Tenant	55
27.7	Duration of Tenant’s ROFO	55
27.8	Exclusions	55
27.9	Confidentiality	55
ARTICLE XXVIII. TENANT’S PURCHASE RIGHT OF FIRST REFUSAL		56
28.1	Landlord’s ROFR Notice	56
28.2	Exercise of Tenant’s ROFR	56
28.3	Effect of Tenant’s Election	56

28.4	Termination of Tenant’s ROFR Upon Sale to a Third Party	57
28.5	Closing	57
28.6	Tenant’s ROFR Personal to Tenant	57
28.7	Duration of Tenant’s ROFR	57
28.8	Exclusions	57
28.9	Confidentiality	58
28.10	Termination of Lease	58
ARTICLE XXIX. MISCELLANEOUS PROVISIONS		58
29.1	Terms	58
29.2	Binding Effect	58
29.3	Modification of Lease	58
29.4	Memorandum of Agreement	59
29.5	Transfer of Landlord’s Interest	59
29.6	Captions	59
29.7	Relationship of Parties	59
29.8	Application of Payments	59
29.9	Time of Essence	59
29.10	Partial Invalidity	59
29.11	No Warranty	59
29.12	Landlord Exculpation; Landlord Non-Imputation	59
29.13	Incorporation of Exhibits and Glossary; Entire Agreement	60
29.14	Financial Statements	60
29.15	Force Majeure	61
29.16	Notices	61
29.17	Joint and Several Obligations	62
29.18	Authority	62
29.19	Attorneys’ Fees	62
29.20	Governing Law	62
29.21	Submission of Lease; Construction	62
29.22	Brokers	62
29.23	Independent Covenants	63
29.24	Consents	63
29.25	Public Release of Information	63
29.26	OFAC	63
29.27	Waiver of Landlord’s Liens	63
29.28	Waiver of Section 93.012, Texas Property Code	64
29.29	DTPA Inapplicable	64
29.30	Limitations of Liabilities	64
29.31	Multiple Counterparts	64
29.32	Waiver of Jury Trial	64

EXHIBITS
EXHIBIT A	LEGAL DESCRIPTION OF LAND
EXHIBIT B	BASE RENT SCHEDULE
EXHIBIT C	BUILDING RULES AND REGULATIONS
EXHIBIT D	FORM OF TENANT’S ESTOPPEL CERTIFICATE
EXHIBIT E	FORM OF CONFIDENTIALITY AGREEMENT
EXHIBIT F	STANDARDS FOR REVIEW
EXHIBIT G	FORM OF MEMORANDUM OF LEASE

APPENDICES
APPENDIX A	GLOSSARY OF TERMS

v

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and entered into as of December 31, 2012 (the “Effective Date”), by and between TETRIS PROPERTY LP, a Delaware limited liability company (“Landlord”), and TETRA TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).  Capitalized terms used in this Lease and not otherwise defined are used with the meaning assigned to them in the Glossary of Terms attached hereto as Appendix A and incorporated herein for all purposes.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and subject to the terms and conditions stated herein, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I.
DEMISE OF PREMISES

1.1              Premises.  Landlord leases and demises to Tenant and Tenant leases and takes from Landlord the Land, the Building and the parking structures or parking lots constructed on the Land (the “Parking Facilities”), and the Related Rights, all of which are collectively referred to herein as the “Premises”, subject to the Permitted Exceptions.  Tenant shall have access to the Premises at all times throughout the Lease Term, subject to the other provisions of this Lease.  Tenant shall have the right to control or allow access to the Premises by third parties as may be necessary or desirable in connection with the conduct of its business, subject to the other provisions of this Lease.

1.2              Condition of the Premises.  IT IS UNDERSTOOD AND AGREED THAT WITH RESPECT TO THE PREMISES, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION AND ENVIRONMENTAL CONDITION OF THE PREMISES, THE PREMISES IS BEING DELIVERED HEREUNDER AND TENANT AGREES TO ACCEPT THE PREMISES “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND SUBJECT TO ANY CONDITION THAT MAY EXIST, WITHOUT ANY REPRESENTATION OR WARRANTY BY LANDLORD.  TENANT  HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT AS OF THE COMMENCEMENT DATE (i) TENANT HAS THOROUGHLY INSPECTED AND EXAMINED THE PREMISES TO THE EXTENT DEEMED NECESSARY BY TENANT IN ORDER TO ENABLE TENANT TO EVALUATE THE LEASING AND OCCUPANCY OF THE PREMISES, (ii) TENANT IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION OF THE PREMISES BY TENANT IN LEASING THE PREMISES ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, AND (iii) LANDLORD HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY INFORMATION OR MATERIALS DELIVERED TO TENANT, INCLUDING THE ACCURACY OR COMPLETENESS THEREOF.  TENANT FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN THE OWNER OF THE PREMISES IMMEDIATELY PRIOR TO THE DATE OF THIS LEASE, TENANT IS RELYING SOLELY ON ITS OWN INVESTIGATION AND KNOWLEDGE OF THE PREMISES (INCLUDING, WITHOUT

LIMITATION, ENVIRONMENTAL LIABILITY AND RISK REGARDING THE PREMISES) AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY LANDLORD.  TENANT FURTHER ACKNOWLEDGES THAT NO REPRESENTATIONS AS TO THE CONDITION OF THE PREMISES, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PREMISES, HAVE BEEN MADE BY OR ON BEHALF OF LANDLORD, EXCEPT AS ARE EXPRESSLY SET FORTH IN THIS LEASE.

1.3              Rentable Area.  The Rentable Area of the Building is stipulated to be 152,933 square feet.

1.4              Net Lease.  This Lease is a “net” lease, which for purposes of this Lease shall mean that none of the expenses and costs associated with the ownership, repair and maintenance of the Premises shall be borne by Landlord, and all of such expenses shall be borne by Tenant, except as otherwise expressly provided in this Lease to the contrary.  Accordingly, any Legal Requirements to the contrary notwithstanding, except as expressly provided herein, this Lease shall not terminate, nor except as expressly provided herein, shall Tenant be entitled to any notice, demand, abatement, deferment, reduction, set off, counterclaim, or defense with respect to any Rent, nor shall the obligations of Tenant hereunder be affected, except as expressly provided herein, by reason of: the condition of the Premises on or following the date hereof, any damage to or destruction of the Premises or any part thereof; any taking of the Premises or any part thereof or interest therein by condemnation or otherwise; any prohibition, limitation, restriction or prevention of Tenant’s use, occupancy or enjoyment of the Premises or any part thereof, or any interference with such use, occupancy or enjoyment by any Person (other than Landlord or any Person claiming by, through or under Landlord) or for any reason; any matter (including, without limitation, Permitted Exceptions) affecting title to the Premises (except matters other than Permitted Exceptions arising by, through or under Landlord); the impossibility or illegality of performance by Landlord, Tenant, or both, of any of its or their obligations hereunder; any action of any governmental authority; any action or failure to act on the part of Landlord under this Lease or any other agreement; any breach of warranty or misrepresentation; or any other cause whether similar or dissimilar to the foregoing and whether or not Tenant shall have notice or knowledge of any of the foregoing.

1.5Aerial Easement.  Without limiting Section 1.2 or any other Section of this Lease, Tenant acknowledges the existence of (i) that certain aerial easement (the “Aerial Easement”) created pursuant to that certain Plat recorded in Cabinet D, Sheet 100A of the Map Records of Montgomery County, Texas (the “Aerial Easement Plat”), a copy of which Aerial Easement Plat is attached hereto as part of Exhibit C, and (ii) certain encroachments of the Building into the area of the Aerial Easement as shown on that certain survey of the Premises by N. M. Mathis, dated December 27, 2012 (the “Aerial Easement Survey”), a copy of which Aerial Easement Survey is attached hereto as part of Exhibit C.  Tenant further acknowledges and agrees that Tenant is accepting the Premises subject to the Aerial Easement, such encroachments and any other encroachments or conditions that result from the Aerial Easement.  Tenant shall be solely responsible for, and shall indemnify, protect, defend and hold each of the Landlord Indemnified Parties harmless from and against, all claims, judgments, suits, causes of action, damages, penalties, fines, liability, losses and reasonable expenses (including, without limitation, investigation and clean-up costs, attorneys’ fees, consultant fees and court costs) that may be asserted against, or incurred or sustained by, any of the Landlord Indemnified Parties by reason of the Aerial Easement, such encroachments and any other encroachments or conditions that result from the Aerial Easement.  In addition, Tenant shall use commercially reasonable efforts to obtain consents from the applicable parties to such encroachments and any other encroachments or conditions that result from the Aerial Easement.

ARTICLE II.
LEASE TERM

2.1              Lease Term.  The term of the leasehold estate created by this Lease (the “Lease Term”) will commence on the Commencement Date, and, unless Tenant renews the Lease Term in accordance with Article XXVI below, will terminate on the Lease Termination Date.

ARTICLE III.
BASE RENT; PAYMENTS OF RENT; TENANT’S SECURITY DEPOSIT

3.1              Base Rent.  Beginning on the Commencement Date and continuing throughout the Term, Tenant shall pay Base Rent in the amounts set forth on Exhibit B attached to this Lease and made a part hereof for all purposes, to Landlord in monthly installments in advance on or before the first day of each month

3.2              Payments.  Tenant will pay each monthly installment of Base Rent and all other Rent due hereunder without notice, demand, abatement, deferment, reduction or setoff except as is expressly provided herein. Tenant will make remittances of Base Rent to Landlord by wire transfer of immediately available funds to:

Bank:  Sovereign Bank

Account Name:  Tetris Property LP

Account #:  767-5933435

ABA#:  231-372691

Payments of Additional Rent or any other Rent (other than Base Rent) may be made by wire transfer of immediately available funds or by check, at Tenant’s election.  Landlord may designate in writing from time to time upon at least ten (10) days’ prior written Notice other accounts or addresses for the payment of Base Rent and other Rent.  If any installment of Base Rent becomes payable for a partial calendar month, then the installment for that partial month will be a proportionate amount of a full calendar month’s Base Rent based on the proportion that the number of days in that month for which Base Rent is payable bears to the total number of days in that month, and the prorated installment will be payable in advance.

3.3              Late Payments.  If Landlord has not received any payment of Base Rent, Additional Rent or any other Rent under this Lease when such payment is due from Tenant, a late charge of four two and one-half percent (2.5%) of the late payment (the “Late Charge”) may be charged by Landlord to defray Landlord’s administrative expenses and costs incident to the handling of such overdue payments; provided, however, Landlord will not charge any Late Charge for the first time in each calendar year that such payment is not made on the due date, provided that payment is received within three (3) business days of Tenant’s receipt or deemed receipt of Notice.  Any Late Charge Tenant incurs shall be payable within thirty (30) days after

Tenant’s receipt of Landlord’s written demand therefor, and shall be in addition to any interest owed by Tenant pursuant to Section 23.1 below.  Without limiting the foregoing provisions of this Section 3.3, the provisions of Section 23.1 shall also be applicable to payments of Rent that remain unpaid during a Lease Event of Default, or that become due during a Lease Event of Default and are not paid when due.

ARTICLE IV.
ADDITIONAL RENT; TAX EXPENSES

4.1              Additional Rent; Tax Expenses.  Commencing on the Commencement Date, and except as otherwise specifically provided in this Lease, Tenant covenants and agrees to pay, in addition to the Base Rent, as additional rent, all costs and expenses relating to the Premises associated with the ownership, repair and maintenance of the Premises in accordance with the Quality Standard and the Management Statement incurred or accrued during the Lease Term (“Additional Rent”).  Additional Rent payable by Tenant may include, but not be limited to, the following costs and expenses (collectively, “Premises Expenses”) of (a) all Tax Expenses; (b) the cost of property, liability and other insurance required to be maintained by Tenant with respect to the Premises pursuant to this Lease; (c) utility charges consumed at the Premises, including, but not limited to, charges for electricity, gas, water, sewer services and power for heating, lighting, air conditioning and ventilating provided to the Premises; (d) operating expenses; (e) maintenance and repair expenses for the Premises, including, without limitation, repairs and maintenance (but not replacements) of Landlord Capital Improvements and repairs, maintenance and replacements of Premises systems, equipment and other improvements (other than replacements of Landlord Capital Improvements); (f) late charges and interest as provided herein on past due payments (beyond any applicable notice and cure periods), if any, from Tenant or caused by Tenant, (g) all maintenance and service agreements for the Premises and the equipment therein, including, but not limited to, window cleaning, janitorial maintenance, and landscaping maintenance and replacement; (h) property management fees (not to exceed market management fees charged in Comparable Buildings unless otherwise agreed to by Tenant) payable to a third party property manager, as applicable; and (i) all other costs and expenses relating to the Premises for which Tenant is responsible hereunder during or attributable to the Lease Term.  Additional Rent does not include costs and expenses relating to the Premises for which Landlord is responsible to pay for at its own cost (rather than on behalf of Tenant) as provided herein.  Notwithstanding any provision herein to the contrary, Tenant shall not be required to directly pay any expense items for which Landlord charges to Tenant as Estimated Additional Rent.  Landlord shall directly pay in a timely manner all expense items for which Landlord charges to Tenant as Estimated Additional Rent, and promptly provide Tenant reasonable documentary evidence of payment following Tenant’s written request therefor.  During any period during the Lease Term that Tenant does not self-manage the Premises, the Operating Expense Budget prepared in accordance with Section 7.4 below shall be applicable.

Except as otherwise specifically provided in this Lease, Tenant shall timely pay Additional Rent through the property management firm selected and retained by Landlord and reasonably approved by Tenant pursuant to Section 7.4) below (by the payment of Estimated Additional Rent in accordance with this Section as adjusted pursuant to Section 4.4 below), or in the event Tenant “self manages” the Premises, either directly to the providers of such services or through a property management firm retained by Tenant and reasonably approved by Landlord.

If Tenant does not elect to “self-manage” the Premises, or if Landlord elects to manage the Premises in accordance with Section 7.4 below and Landlord retains a qualified property management firm to manage the Premises pursuant to Section 7.4 below, on or before December 1 of each calendar year during the Lease Term, Landlord shall deliver to Tenant Landlord’s good faith estimate (the “Estimated Additional Rent”) of the Additional Rent for the next calendar year, as determined by the then – applicable Operating Expense Budget.  The Estimated Additional Rent shall be paid in twelve (12) equal installments in advance on the first day of each month, except (i) to the extent Landlord otherwise requires that Tax Expenses and/or insurance premiums be paid in lump sum directly by Tenant, and (ii) to enable Landlord to pay any other Additional Rent in full when due.  If Landlord does not deliver an estimate to Tenant for any year by December 1 of the immediately preceding calendar year, Tenant shall continue to pay Estimated Additional Rent based on the prior year’s estimate.  No more than twice per calendar year during the Lease Term, Landlord may revise its estimate (by Notice to Tenant) of the Additional Rent for that year based on either actual or reasonably anticipated adjustments in Additional Rent, and the monthly installments of Estimated Additional Rent, commencing thirty (30) days after such Notice, shall be appropriately adjusted for the remainder of that year in accordance with the revised estimate so that by the end of the year, the total payments of Estimated Additional Rent paid by Tenant shall equal the amount of the revised estimate.  If Tenant fails to timely pay any amount of Additional Rent owed by Tenant when due in the manner set out above, and such failure continues for an additional ten (10) days following Notice of such failure from Landlord, Landlord may (but will not be required to) pay any such amounts to the providers of such services.  If Landlord does pay any such amounts on behalf of Tenant, all amounts paid by Landlord on Tenant’s behalf and all reasonable out-of-pocket costs and expenses incurred by Landlord in doing so, together with interest at the Default Rate from the date of payment on such amounts, shall be payable by Tenant to Landlord, as Rent, within thirty (30) days after written demand by Landlord, along with reasonably supporting documentation.  Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against all loss, cost, liability and expenses (including attorneys’ fees and costs of litigation) which Landlord may suffer, incur or be exposed to as a result of any assertion against Landlord by third-parties of liability for any amounts due for materials, services or utilities consumed or provided to Tenant at the Premises, and from and against any penalties or interest asserted by such third-parties relating thereto, which are due and payable under this Lease and which Tenant fails to timely pay pursuant to the terms of this Lease.

4.2              Payment by Tenant. Tenant will pay all Tax Expenses that become due attributable to the period commencing on the Commencement Date and continuing through and including the Lease Termination Date directly to the appropriate taxing authorities in accordance with applicable Legal Requirements.  Tenant will furnish to Landlord the paid receipts issued by the appropriate taxing authorities with respect to each Tax Expense not later than five (5) days prior to the date such Tax Expenses would first become delinquent.  If the Lease Termination Date occurs on a date other than December 31, the Tax Expenses for the partial calendar year will be prorated based on the number of days during such calendar year occurring during the Lease Term, and Tenant will pay to Landlord the prorated portion of the Tax Expenses on or before the Lease Termination Date or such later date as may be necessary to ascertain the amount of the Tax Expenses and make the proration contemplated above.  Landlord will provide Tenant, promptly upon receipt thereof, copies of all bills, notices and correspondence Landlord receives from any taxing authority.

4.3              Protests of Taxes and Assessments. Beginning with the Commencement Date, Tenant will have the right to contest or protest the amount or validity of any assessed or proposed valuation of the Premises, or any portion thereof, and any tax, fee, charge or other imposition against the Premises, or any portion thereof, that it in good faith believes is excessive or improper.  Landlord will cooperate with Tenant in any such contest as Tenant may reasonably request, provided that Tenant will reimburse Landlord for any reasonable expenses incurred by Landlord in connection therewith.  Any refund of any such tax, fee, charge or other imposition against the Premises allocable to the Term of this Lease that was paid by Tenant, net of the costs and expenses of collection, will belong to and be paid to Tenant.  If Tenant elects not to contest any valuation, tax, fee, charges or other imposition as aforesaid, Tenant shall provide Landlord reasonable advance written notice of such election (i.e., to allow Landlord to timely file any contest), and Landlord shall have the right, but not the obligation, to do so.  Tenant shall pay, and indemnify, defend and hold Landlord harmless from and against all fines, penalties, charges, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with any such contest or protest.

4.4              Audit.  If Tenant does not elect to “self-manage” the Premises, and Landlord retains a qualified property management firm to manage the Premises pursuant to Section 7.4 below, within one hundred twenty (120) days after the end of each calendar year during the Lease Term, Landlord shall provide Tenant a statement showing the Additional Rent for said calendar year, prepared in accordance with GAAP, and a statement prepared by Landlord comparing the Estimated Additional Rent paid by Tenant with the actual Additional Rent.  In the event that Estimated Additional Rent paid by Tenant exceeds the actual Additional Rent for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Tenant’s option, by either giving a credit against Base Rent next due, if any, or by direct payment to Tenant within thirty (30) days of the date of such statement.  In the event that the actual Additional Rent exceeds the Estimated Additional Rent for said calendar year, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of the statement.  Tenant and/or its third-party auditors shall have the right to request, review and copy, at Tenant’s expense, Landlord’s or the property management firm’s books and records regarding the determination of Additional Rent, for any calendar year.  Tenant shall exercise such right to review and copy the books and records upon not less than thirty (30) days’ notice (“Tenant Review Notice”) to Landlord to schedule an appointment.  The Tenant Review Notice must be delivered within ninety (90) days following the date of Landlord’s delivery of the statement of the Additional Rent for the year in question.  Any such review shall be performed within sixty (60) days following Landlord’s receipt of the Tenant Review Notice and conducted during normal business hours at Landlord’s office in the continental United States of America and may be performed only once for any calendar year.  Alternatively, upon Tenant’s written request, Landlord shall copy and make such records available for inspection at the Premises, in which event Tenant shall reimburse Landlord its actual, reasonable out-of-pocket costs incurred in that regard within ten (10) days following Tenant’s receipt of Landlord’s invoice therefor in reasonable detail.  Any party conducting the review on behalf of Tenant need not be a certified public accountant from an accounting firm.  No contingency fee based audits shall be permitted.  Prior to any audit being conducted, at Landlord’s option, Tenant and such auditor(s) shall execute a confidentiality agreement (in a form submitted by Landlord and reasonably acceptable to Tenant).  In the event that Landlord and Tenant disagree on the results of Tenant’s review after good faith efforts to do so, the parties shall within thirty (30) days mutually agree in good faith upon an independent third-party certified public accountant to resolve such dispute, and if so agreed then the selected accountant’s determination shall be binding upon both parties.  Landlord shall credit any overpayment determined by the final resolution of Tenant’s audit against the next Rent due and owing by Tenant or, if no further Rent is due, Landlord shall refund such overpayment directly to Tenant within thirty (30) days of determination.  Likewise, Tenant shall pay Landlord any underpayment determined by the final resolution of Tenant’s audit within thirty (30) days of the final resolution.  The foregoing obligations shall survive the expiration or termination of this Lease.  Notwithstanding anything herein to the contrary, if the final resolution of Tenant’s audit reflects that Estimated Additional Rent paid by Tenant exceeds Additional Rent due from Tenant with respect to specific item(s) or category(ies) of expenses by more than the greater of (i) three percent (3%) and (ii) $10,000.00 then Tenant shall be permitted to audit the same specific item(s) category(ies) of expenses for the two (2) preceding years and if an overpayment by Tenant is discovered in the two (2) preceding years, Landlord shall credit such overpayment against next Rent due by Tenant or refund such overpayment to Tenant within thirty (30) days following the final resolution of Tenant’s audit report.  In addition, if the final resolution of Tenant’s audit reflects that Estimated Additional Rent paid by Tenant exceeds Additional Rent payable by Tenant by more than three percent (3%) in the aggregate for such period, Landlord shall also reimburse Tenant for the reasonable cost of Tenant’s audit.

4.5              Survival.  Without limitation on other obligations of Tenant that will survive the Lease Termination Date, the obligation of Tenant to pay any underpayment of Additional Rent with respect to the Premises as determined by the final resolution of Tenant’s audit set forth in Section 4.4 above shall survive the Lease Termination Date for a period of one (1) year after the expiration of the applicable calendar year in which the Lease Termination Date occurs.

ARTICLE V.
USE OF PREMISES

5.1              Permitted Uses.  The Premises shall be used for general office purposes and other ancillary uses that are customary for Comparable Buildings (the “Permitted Uses”), and for no other purposes.  The Permitted Uses will include, without limitation, (i) computer and networking operations facilities, (ii) conference facilities, (iii) communications equipment, or (iv) coffee bars and fixtures, appliances and equipment normally associated therewith, (v) lunchrooms and kitchen facilities (including service facilities in support thereof, and fixtures, appliances and equipment normally associated therewith, such as vending machines, electrical ovens, microwave ovens, refrigerators and ice making machines), (vi) photocopying and reproduction equipment and facilities, (vii) employee training facilities, (viii) storage incidental to general office purposes, and (ix) an employee wellness center or fitness room (for the use of Tenant, its employees and invitees only and not for use by the general public).  In connection with the Permitted Uses of the Premises, Tenant shall have the right to use the Building’s rooftops, shafts, risers, flues, vents, chases and conduits between floors, subject to the provisions of Article VIII of this Lease.

5.2              Prohibited Uses; Compliance with Legal Requirements and Building Rules.

5.2.1        Tenant may not use, authorize or permit any Tenant-Related Party or other Person to use, any part of the Premises for any use or purpose in violation of any Legal

Requirements.  Tenant shall comply, and shall cause its employees, agents, contractors, Sublessees and licensees to comply, with, this Lease, all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or later during the Lease Term affecting the Premises and may not at any time use, authorize or permit any Tenant-Related Party or other Person or Persons to use or occupy the Premises or do or authorize anything to be done or kept on the Premises in any manner that: (i) violates this Lease, any Legal Requirements; (ii) causes or is likely to cause damage to the Premises or any equipment, facilities or other systems located therein; (iii) invalidates, reduces or impairs the coverage of any property insurance maintained in force in respect of the Premises; or (iv) violates any provision of the Permitted Exceptions or the Building Rules.  Except as permitted in Section 5.3, Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture, release, discharge, generation, disposal or sale of any Hazardous Material.

5.2.2        Tenant, at Tenant’s expense, shall comply with, and Tenant shall cause its employees, agents, contractors, Sublessees and licensees to comply with (a) all laws, ordinances, orders, rules, regulations and other requirements of governmental authority which impose any duty, restriction or prohibition with respect to or otherwise relate to the use, condition, occupancy, maintenance or alteration of the Premises, whether now in force or hereafter enacted, and (b) all rules and regulations reasonably adopted and altered by Landlord from time to time for the use, care and cleanliness of the Building and for preservation of good order therein (the “Building Rules”), which Building Rules will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant, its employees, agents, contractors, sublessees and licensees.  Notwithstanding anything in this Lease to the contrary, Landlord shall not impose and Tenant shall not be obligated to abide by, any Building Rules that would diminish Tenant’s rights, benefits or services hereunder (other than to a de minimis degree) or increase Tenant’s costs or expenses hereunder in any significant respect (other than to a de minimis degree).

5.2.3        Notwithstanding anything in this Lease to the contrary, but subject to  compliance by Tenant of the provisions of this Section 5.2.3, Tenant need not comply with any Legal Requirements if Tenant is contesting the validity thereof or the applicability thereof in accordance with the remainder of this paragraph.  Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any laws with which Tenant is responsible for compliance hereunder, provided that (i) the condition which is the subject of such contest does not pose a danger to persons or property, (ii) the certificate of occupancy or other occupancy permit for the Premises is neither subject to being suspended nor threatened to be suspended by reason of non-compliance or otherwise by reason of such contest, (iii) Landlord is not subject to any criminal or civil penalty or to prosecution for a crime by reason of Tenant’s non-compliance or otherwise by reason of such contest, (iv) Tenant continues to pay Base Rent and Additional Rent as provided herein and no Lease Event of Default shall exist, (v) the contest does not interfere with the payment and receipt of Base Rent and Additional Rent and does not result in any lien being assessed against the Premises which Tenant does not remove or “bond-around” as set forth in Section 9.1 below, and (vi) Tenant indemnifies, defends and holds Landlord harmless from any and all fines, penalties, charges, claims, damages, costs and/or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with any such contest or Tenant’s failure to comply with such Legal Requirements.  Without limiting the foregoing provisions of this Section 5.2.3, Tenant shall also pay all such fines, penalties, charges, claims, damages, costs and/or expenses (including, without limitation, reasonable attorneys’ fees and expenses), as and when required to do so (including, without limitation, as required by the order of any court of competent jurisdiction).

5.3              Hazardous Materials; Mold; Indemnification.

5.3.1        Without limiting the generality of Section 5.2, Tenant will not, and will not permit any Tenant-Related Parties to, use, handle, store, release, discharge, generate, manufacture, treat, transport or dispose of any Hazardous Materials by Tenant or any Tenant-Related Parties in, on, under or about the Premises, except for the use within the Premises of substances that are of a kind typically used, handled or stored, in normal office complexes and food preparation areas in the ordinary course of business (such as copier toner, liquid paper, battery acid, fire suppression chemicals, lawn and water treatment chemicals, glue, ink, and cleaning solvents), that are used in the manner and for the purpose for which they were designed and only in compliance with all applicable Legal Requirements (including, without limitation, the maintenance of all required permits and in compliance with all requirements for the submittal of notices and reports, proper labeling, training and record keeping), and then only in such amounts as may be normal for the office business operations Tenant conducts on the Premises in compliance with Section 5.1 hereof.

5.3.2        Tenant shall promptly take at its sole cost and expense those actions that are necessary to remediate any environmental contamination arising from or attributable to the presence, use, handling, storage, release, discharge, generation, manufacture, transportation or disposal of any Hazardous Materials in, on, under or about the Premises during the Lease Term and to return the Premises to the condition existing prior to that contamination.  In making the foregoing covenant, however, Tenant does not undertake any obligation to remediate any environmental contamination arising from or attributable to Hazardous Materials (i) present on the Premises prior to the Commencement Date, unless (x) Tenant or a Tenant-Related Party directly or indirectly caused the environmental contamination of the Premises by such Hazardous Materials, (y) Tenant or a Tenant-Related Party had knowledge of such contamination prior to the Commencement Date or (z) such contamination is disclosed in that certain Phase I Environmental Site Assessment, dated December 20, 2012, made by IVI Assessment Services, Inc. (the “IVI Phase I”), a copy of which was obtained by Landlord and submitted to Tenant prior to the Commencement Date, (ii) migrating onto or off of the Premises after the Commencement Date from or to any other property, unless (A) Tenant or a Tenant-Related Party directly or indirectly caused the environmental contamination of such adjacent property by such migrating Hazardous Materials, (B) Tenant or a Tenant-Related Party had knowledge of such contamination prior to the Commencement Date or (C) such contamination is disclosed in the IVI Phase I or (iii) released into the environment or otherwise caused by Landlord or its agents, employees or contractors at any time or any third-party other than Tenant or a Tenant-Related Party.  Furthermore, Tenant shall immediately notify Landlord of any inquiry, test, investigation, written complaint, claim, citation, demand, report, notice or enforcement proceeding by any governmental agency or authority against Tenant, any Tenant-Related Party or the Premises for which Tenant receives actual notice concerning the use, handling, storage, release, discharge, generation, manufacture, transportation, disposal or other presence of any Hazardous Material in, on, under or about the Premises.  Tenant shall provide Landlord with copies of any corrective action plan it undertakes in connection with the Premises with respect to such Hazardous Materials.  Tenant shall be solely responsible for, and shall indemnify, protect, defend and hold each of the Landlord Indemnified Parties harmless from and against, all claims, judgments, suits, causes of action, damages, penalties, fines, liability, losses and reasonable expenses (including, without limitation, investigation and clean-up costs, attorneys’ fees, consultant fees and court costs) that may be asserted against, or incurred or sustained by, any of the Landlord Indemnified Parties by reason of (I) Tenant’s breach of any of the obligations and covenants set forth in Section 5.3.1 or this Section 5.3.2, or (II) the alleged existence or development, as a result of any acts of Tenant or a Tenant-Related Party (or any failure to act upon Tenant or a Tenant-Related Party becoming aware) of any environmental contamination of the Premises or migrating from the Premises to any adjacent property (excluding (i) contamination resulting from the migration of Hazardous Materials onto the Premises after the Commencement Date from any adjacent property, unless (aa) Tenant or a Tenant-Related Party directly or indirectly caused the environmental contamination of such adjacent property by such migrating Hazardous Materials, (bb) Tenant or a Tenant-Related Party had knowledge of such contamination prior to the Commencement Date or (cc) such contamination is disclosed in the IVI Phase I, (ii) environmental contamination of the Premises by Hazardous Materials present on the Premises prior to the Commencement Date, unless (x) Tenant or a Tenant-Related Party directly or indirectly caused the environmental contamination of the Premises by such Hazardous Materials, (y) Tenant or a Tenant-Related Party had knowledge of such contamination prior to the Commencement Date or (z) such contamination is disclosed in the IVI Phase I, or (iii) contamination released into the environment or otherwise caused by Landlord or its agents, employees or contractors or any third-party other than Tenant or a Tenant-Related Party at any time).

5.3.3        Upon at least five (5) business days’ prior written notice to Tenant, Landlord will have the right at all reasonable times and from time to time to conduct environmental audits of the Premises, and Tenant will cooperate in the conduct of those audits, at no cost to Tenant.  The audits will be conducted by a reputable consultant selected by Landlord and reasonably approved by Tenant, and, if any Hazardous Material or mold and/or other mycotoxins is detected resulting from a breach of any of Tenant’s obligations and covenants set forth in this Section 5.3, Tenant will reimburse Landlord for the reasonable fees and expenses of such consultant within thirty (30) days after Landlord’s demand therefor.  Any audit performed by Landlord shall be performed in a manner so as to not disturb Tenant’s use and operation of the Premises in any material respect.

5.3.4        Notwithstanding anything to the contrary in this Lease, Landlord shall be responsible for performing any replacements to the Landlord Capital Improvements so that such portions of the Building comply with all Legal Requirements first enacted from and after the Commencement Date, including, without limitation, the covenants and restrictions of record (if any), laws, statutes, building and zoning codes, ordinances, and governmental orders, conditions of approval, rules and regulations laws, including, without limitation, the Americans With Disabilities Act of 1990 (Public Law 101 336 {July 26, 1990}) (“ADA”), the Texas Duties to Disabled Persons Act, the provisions of the 1990 Clean Air Act, and all other applicable laws, codes, and regulations applicable to asbestos, soil and ground water conditions and Hazardous Materials; provided, however, Tenant shall be responsible for performing any replacements to the Landlord Capital Improvements, so that such portions of the Building comply with all Legal

Requirements, in the event any such compliance obligation specifically results from (i) any Alteration made by Tenant after the Commencement Date or the manner of the use of the Premises by Tenant (as opposed to use as office space generally) or (ii) to the extent any violation of applicable Legal Requirements exists as of the Commencement Date.  During the Lease Term, Landlord and Landlord’s agents, employees and/or contractors shall not, at any time in the performance of its rights and obligations under this Lease, use or permit the use of any portion of the Premises, the Building, or the Land, in violation of, and Landlord shall be in compliance with all Legal Requirements, to the extent interpreted and enforced from time to time.  Landlord and Landlord’s agents, employees and/or contractors shall not at any time use, generate, sort or dispose of, in, on, under or about the Premises, the Building, or the Land, Hazardous Materials, including, without limitation, asbestos and PCB transformers, storage tanks or other toxic or hazardous substances or contaminants, or authorize any third party to do so, without complying with all applicable Legal Requirements.  Landlord shall be solely responsible for, and shall indemnify, protect, defend and hold each of the Tenant Indemnified Parties harmless from and against, all claims, judgments, suits, causes of action, damages, penalties, fines, liabilities, and reasonable costs and expenses (including, without limitation, investigation and clean-up costs, attorneys’ fees, consultant fees and court costs) that may be asserted against, or sustained by, any of the Tenant Indemnified Parties by reason of any environmental contamination of the Premises by Hazardous Materials released into the environment by Landlord or any of its agents, employees or contractors at any time during the Lease Term.  Notwithstanding the foregoing, Landlord will not have any liability or obligation to Tenant or to any of the Tenant Indemnified Parties for any claims, judgments, suits, causes of action, damages, penalties, fines, liabilities, losses or expenses (including, without limitation, investigation costs, attorney’s fees, consultant fees and court costs) that may be asserted against, or sustained by, any of the Tenant Indemnified Parties by reason of any environmental contamination of the Premises by Hazardous Materials of the type referenced above that was not caused by Landlord or any of its agents, employees or contractors other than the costs of remediation and cleanup in accordance with Legal Requirements (except that Tenant shall be liable for the costs of remediation and cleanup of any condition existing prior to the contamination if (w) Tenant is otherwise responsible pursuant to this Section 5.3, (x) Tenant or a Tenant-Related Party directly or indirectly caused such condition, (y) Tenant or a Tenant-Related Party had knowledge of such condition prior to the Commencement Date or (z) such condition is disclosed in the IVI Phase I.  Upon reasonable prior written notice to Tenant, Landlord will have the right to enter onto the Premises to perform remediation of any environmental contamination for which Landlord is responsible pursuant to this Section 5.3.4.  If Landlord commences remediation pursuant to this paragraph, Base Rent and Tenant’s obligation to pay Additional Rent (if paid to Landlord) shall be equitably adjusted if and to the extent and during the remediation period the Premises are untenantable in excess of three (3) business days.  As used in this Lease, the term “untenantable” means that Tenant is not reasonably able to use the affected portion of the Premises for the normal operation of its business in a manner customarily used by tenants of Comparable Buildings.  Except as otherwise provided herein, Tenant shall not be responsible for clean-up or other costs incurred by Landlord with regard to Hazardous Materials located in, on, under or about or suspected to be located in, on, under or about, the Premises, the Building or the Land (unless (w) Tenant is responsible therefor pursuant to this Section 5.3, (x) directly or indirectly caused by Tenant or a Tenant-Related Party, (y) Tenant or a Tenant-Related Party had

knowledge of such Hazardous Materials prior to the Commencement Date or (z) such Hazardous Materials are disclosed in the IVI Phase I).

5.3.5        Molds, fungi, spores, mildew and other mycotoxins are organisms found almost everywhere and naturally occur in any indoor environment.  Tenant shall monitor the Premises for mold and other mycotoxins.  Tenant shall promptly address any water or other moisture leaks of which Tenant becomes aware, and shall promptly take action if it detects any signs of condensation, moisture, mold or mycotoxins.  Landlord and Tenant shall not install within the Premises non-breathable wall-coverings or low-permeance paints.  Additionally, any and all built-in casework, furniture, and/or shelving shall be installed over floor coverings to allow air space and air movement and shall not be installed with backboards flush against any gypsum board, masonry block or concrete wall.  Landlord does not make any representations or warranties regarding the existence or development of molds or other mycotoxins, and Tenant shall be deemed to waive and expressly release any such warranty and claim for loss or damages resulting from the existence and/or development of molds or other mycotoxins.  Tenant shall be solely responsible for, and shall indemnify, protect, defend and hold each of the Landlord Indemnified Parties harmless from and against, all claims, judgments, suits, causes of action, damages, penalties, fines, liability, losses and reasonable expenses (including, without limitation, investigation and clean-up costs, attorneys’ fees, consultant fees and court costs) that may be asserted against, or sustained by, any of the Landlord Indemnified Parties by reason of Tenant’s breach of any of the obligations and covenants set forth in Section 5.3.5.

5.3.6        The respective indemnity obligations of Landlord and Tenant under this Section 5.3 shall survive the Lease Termination Date.

ARTICLE VI.
SERVICES AND UTILITIES

6.1              Services and Utilities.  Tenant shall be solely responsible for paying for all utilities (including, without limitation, electrical power, natural gas, water, waste water drainage, storm sewer drainage and telephone and fiber optic service) consumed by, or provided to the Premises on behalf of, the Tenant or its Sublessees or licensees, and, except for the obligations of Landlord under Section 7.1 of this Lease, all other services or amenities that Tenant requires or desires to be furnished to the Premises from and after the Commencement Date for its occupancy, use and enjoyment thereof.  Tenant will contract with the suppliers or vendors of all such utilities, services and amenities to provide such services to the Building from and after the Commencement Date (i.e., change the name on the various utility accounts to that of Tenant), and will make all payments therefor directly to the supplier or vendor, and Landlord agrees to cooperate with Tenant in procuring any such utilities, services and amenities upon Tenant’s written request.

6.2              Interruption of Essential Required Services.  If (i) any interruption or cessation of an Essential Required Service (as defined below) renders all or any portion of the Premises untenantable (as defined in Section 5.3.4), (ii) such interruption or cessation arises solely from as a result of the gross negligence or willful misconduct or other intentional act of Landlord, its agents, employees or contractors, (iii) such interruption or cessation is not caused by damage to the Building resulting from a fire or casualty (in which case Section 11.1 shall control), (iv)

Tenant notifies Landlord of such interruption or cessation and (v) such interruption or cessation continues for three (3) consecutive business days, then Base Rent (and Additional Rent if paid to Landlord) with respect to and to the extent of the untenantable portion of the Premises shall be abated thereafter until the Essential Required Service(s) are restored or the affected portion(s) of the Premises are otherwise returned to a tenantable condition.  If fifty-percent (50%) or more of the Premises are rendered untenantable due to any such interruption or cessation of an Essential Required Service for one hundred eighty (180) consecutive days, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time after the expiration of such 180-day period but prior to the date that the Essential Required Service(s) are restored and the Premises are otherwise returned to a tenantable condition.  As used herein, the term “Essential Required Service” means any one or more of the following services: base building HVAC, electricity, water and/or elevator service to Tenant’s space within the Building and/or access to the Building.  The foregoing abatement of Rent remedy and termination right, and to the extent applicable, Tenant’s self-help right under Section 9.6 shall be Tenant’s sole remedies in the event of an interruption or cessation of an Essential Required Service.

ARTICLE VII.
REPAIRS AND MAINTENANCE; MANAGEMENT STANDARDS

7.1              Landlord’s Obligations.

(a)                Landlord’s only obligations during the Lease Term and any Option Term with respect to the physical condition and repair of the Premises will be the obligations set forth in Articles XI and XIII of this Lease and the obligation to replace as necessary, the structural elements of the roof (expressly excluding the roof membranes), foundations, floor slabs (expressly excluding the floor coverings), load-bearing walls and columns, exterior walls (expressly excluding the interior demising walls and any interior wall coverings), and exterior glass and exterior windows of the Premises and/or parking structures, and the Major Mechanical Equipment (collectively, “Landlord Capital Improvements”).

(b)               Landlord, notwithstanding the above provisions, will not be required to make replacements required under this Section 7.1 to any portion of the Premises which are made necessary, by or result from:  (i) damage caused by Tenant, or any Tenant-Related Party, or by vandalism, which shall be the responsibility of Tenant, (ii) damage caused by the failure of Tenant to comply with its obligations under this Lease, (iii) damage caused by the use of any Landlord Capital Improvement by Tenant or any Tenant-Related Party for any purpose for which such Landlord Capital Improvement was not designed or constructed or in a manner that exceeds the physical capability or capacity of such Landlord Capital Improvements, (iv) damage caused by any Alteration made by or on behalf of Tenant or (v) fire or other casualty or condemnation, which shall be governed by the provisions of Article XI and Article XIII hereof, respectively.

(c)                All work described in this Section 7.1 required to be performed by Landlord shall be performed by Landlord (i) in a reasonably prompt manner following Landlord’s receipt of Tenant’s written notice describing the nature of the replacements needed in reasonable detail, or otherwise following Landlord determining the need for any such replacement, as applicable, (ii) shall be performed in accordance with all applicable Legal Requirements, in a good and workmanlike manner and in a manner so as not to damage the Premises or the components thereof, and (iii) by contractors and subcontractors selected by Landlord.  Before undertaking any work described in this Section 7.1, Landlord’s contractors and subcontractors shall be required to deliver certificates of insurance evidencing commercially reasonable amounts of commercial general liability insurance coverage (based on the scope of work to be performed), and naming Tenant as an additional insured thereunder.

(d)               Notwithstanding anything in this Lease to the contrary, in the event and to the extent the Premises is rendered untenantable (as defined in Section 5.3.4) and Tenant is unable to use or occupy the Premises for more than three (3) consecutive business days as a result of any restoration, remediation or replacement obligations that are designated under this Lease as obligations to be performed by Landlord under this Lease, then Rent due under this Lease by Tenant with respect to and to the extent of the untenantable portion of the Premises shall abate thereafter until such time as the affected portion(s) of the Premises are returned to a tenantable condition, and (ii) in the event fifty percent (50%) or more of the Premises is rendered untenantable for a period of one hundred eighty (180) consecutive days as a result of any such repairs or maintenance, then Tenant shall have the right to terminate this Lease by providing written notice to Landlord at any time after the expiration of said 180-day period but prior to the date the Premises are returned to a tenantable condition.

7.2              Tenant’s Obligations.

7.2.1        Except as otherwise provided in Articles XI and XIII hereof, throughout the Lease Term and during any Option Term, Tenant shall keep the Premises in good order and condition in accordance with the Tenant’s Management Standard (as defined in Section 7.3) and shall promptly and adequately maintain, and repair any and all damage to, the Premises (except for the obligations of Landlord during the Lease Term as set forth in Section 7.1 above), all in a good and workmanlike manner and at Tenant’s sole cost and expense, including without limitation the obligation to maintain and repair (but not replace (except as provided in Section 7.1(b)) Landlord Capital Improvements.  Without limiting the generality of the immediately preceding sentence, during the Lease Term and any Option Term Tenant shall make all required maintenance, repairs and replacements of the roadways and Parking Facilities serving the Premises, and the roof membranes, gutters, downspouts, mechanical, electrical, plumbing and life safety systems and fixtures (including, without limitation, elevators, HVAC equipment, boilers, plumbing fixtures and all other systems and equipment serving the Premises), that may become necessary in order for those systems to continue to operate at the level of performance contemplated by the original design specifications for those systems and in good working condition, but expressly excluding any replacements of Landlord Capital Improvements for which Landlord is responsible under Section 7.1 above.

7.2.2        Tenant will initially self-manage the Premises from and after the Commencement Date. Within sixty (60) days following the Commencement Date, Landlord and Tenant shall mutually agree upon a comprehensive statement of all maintenance work and services that will be required for the Premises throughout the Lease Term, which shall be at least of the level and type required to operate and maintain the Premises in accordance with the Quality Standard (“Management Statement”).  If Landlord and Tenant do not mutually agree on and complete a Management Statement within such sixty (60) day period, then Landlord may, at its option, retain Jones Lang LaSalle (or another similar nationally-recognized property management company reasonably approved by Tenant) to review and complete the incomplete Management Statement prepared by Landlord and Tenant.  Within three (3) days after receipt of such Management Statement, Landlord shall forward such Management Statement to Tenant, in which event such Management Statement shall be deemed approved by both Landlord and Tenant.  Once approved (or, if applicable, deemed approved), the Management Statement shall continue to apply unless and until such time as the parties mutually agree upon amendment or other modification of such Management Statement.  If Tenant elects to self-manage (whether through use of Tenant’s employees or through the engagement of a qualified property management firm, as provided in Section 7.2.3 below), Tenant’s obligation to maintain the Premises under Section 7.2.1 and in any other applicable provision of this Lease shall be performed in accordance with Tenant’s Management Standard and the provisions of this Article VII.  Throughout the Lease Term, Tenant will maintain monthly Premises maintenance logs on site and will cause the personnel engaged in Premises maintenance to make timely and detailed entries in those logs so that the logs at all times accurately reflect the maintenance activity performed with respect to the Premises and the Premises systems.  Landlord’s representatives may inspect and copy, at Landlord’s expense, those logs at any reasonable time after reasonable Notice has been given to Tenant.

7.2.3        Tenant shall fulfill its maintenance and repair obligations under this Section 7.2 at its option either (i) through a qualified property management firm selected by Tenant (and subject to Landlord’s reasonable approval), or (ii) at Tenant’s election by “self managing” the Premises through the use of its employees.  Landlord hereby approves of Crimson Services, LLC as Tenant’s initial qualified property management firm. In the event a qualified property management firm is so retained by Tenant, such engagement shall be upon terms consistent in all material respects with Tenant’s Management Standard and customary agreements with management companies of Comparable Buildings that are operated and maintained in accordance with the Quality Standard.  Whether Tenant elects to engage a qualified property management firm or to “self- manage” the Premises through the use of its employees, the provisions of Section 7.3 shall apply, and Landlord will have the right, at Tenant’s expense, to cause the Premises to be reviewed and inspected annually (or more frequently, at Landlord’s cost, if Landlord determines that it is prudent to do so, or at Tenant’s cost if any inspection undertaken pursuant to this Section 7.2.3 indicates that Tenant has failed to comply with Tenant’s Management Standard) by a locally-based qualified engineer or property management consultant to determine whether Tenant is maintaining the Premises in accordance with Section 7.2.1 and Section 7.3.  Tenant shall reimburse Landlord its actual out-of-pocket costs and expenses with respect to any such review for which Tenant is required to pay (not to exceed $5000.00 per review) within thirty (30) days following Tenant’s receipt of Landlord’s written demand therefor.  Tenant, at no cost to Tenant, will cooperate with the engineer or consultant in its performance of such review and inspection.  If Landlord’s good faith review of Tenant’s maintenance logs and/or inspections reasonably indicate that Tenant is not in compliance with its maintenance and repair obligations under this Article VII, Landlord shall promptly provide to Tenant a written statement together with reasonable supporting detail as to Tenant’s purported maintenance discrepancies or insufficiencies together with the required curative action that Landlord proposes Tenant perform in order to achieve compliance.  Tenant shall have a period of thirty (30) days (or if such curative work cannot reasonably be performed within such thirty (30) day period in the exercise of reasonable diligence, such additional period of time as may be reasonably required under the circumstances so long as Tenant commences the required curative action within such thirty (30) day period and thereafter diligently proceeds with such curative action to completion, but in any event within one hundred twenty (120) days) following its receipt of Landlord’s statement in which to perform such curative work, failing of which Landlord, upon reasonable advance written notice to Tenant, may perform such curative work on Tenant’s behalf, in which event Tenant shall reimburse Landlord the reasonable cost thereof (plus an administrative charge of ten percent (10%) of the cost of such work) within thirty (30) days following Tenant’s receipt of Landlord’s written demand therefor.  In addition, if Tenant fails to comply with Tenant’s Management Standard (as defined in Section 7.3) in any material respect in any calendar year during the Lease Term as contemplated in this Section 7.2.3, Landlord may elect to have the Premises inspected more frequently (but no more frequently than quarterly) by a locally-based qualified engineer or property management consultant, at Tenant’s expense, as provided above.

In addition, if Landlord reasonably determines that emergency repairs are necessary to avoid imminent personal injury or imminent substantial damage to the Premises (an “Emergency Repair”), and Landlord is unable to contact Tenant, despite Landlord’s reasonable, good faith efforts to do so given the circumstances of the specific emergency, or if, after contacting Tenant, Tenant refuses or fails, in Landlord’s reasonable discretion, to act promptly and appropriately, Landlord shall be entitled to cause the Emergency Repair to be made.  Landlord shall notify Tenant as soon as practicable of the Emergency Repair and the work undertaken to alleviate the immediate emergency.  Tenant shall pay Landlord, within thirty (30) days following receipt of written demand therefor, for the actual reasonable cost of work performed by or on behalf of Landlord to effect the Emergency Repair (plus, in the event Landlord did contact Tenant but Tenant refused or failed to act, an administrative charge of ten percent (10%) of the cost of such work).

7.3              Tenant’s Management Standard.  In the event Tenant elects to “self-manage” the Premises (which right may be exercised by Tenant at any time upon at least sixty (60) days’ prior written notice to Landlord given at any time during the Lease Term if there does not exist a Lease Event of Default), Tenant will manage and provide all maintenance and repairs to the Premises in accordance with this Article VII, the Management Statement and the Quality Standard (collectively, “Tenant’s Management Standard”) by either (a) contracting directly with a qualified and reputable property management firm selected by Tenant and reasonably approved by Landlord in its sole discretion, directing that such management firm hire particular vendors to work in the Premises as selected by Tenant, and/or (b) providing any or all such services using Tenant’s personnel.  These personnel may include, but not be limited to, janitorial services providers, landscaping services providers, security services providers and food service operators.  Notwithstanding the foregoing, Tenant and Landlord will agree on reasonable protocols and procedures to ensure that Tenant’s rights hereunder are not exercised in a manner that would jeopardize Landlord’s interests in preserving the long term integrity and market viability of the Premises.  Tenant’s rights hereunder are further conditioned on the provisions of (i) through (vii) below:

(i) Landlord shall have reasonable input into the scope of work related to the maintenance of the Premises; provided, however, that Landlord shall have the right to reasonably approve the scope of work, and the contractors, for the following:  major capital and structural repairs, except in the event Tenant reasonably determines emergency repairs are necessary to avoid imminent personal injury or imminent substantial damage to the Premises.

(ii) Provided that such services are delivered to Tenant in a professional manner and at reasonable market costs, Landlord may reasonably specify the scope of any warranty work and specify that Tenant use particular contractors (or subcontractors) for warranty work related and limited to (1) elevator repairs and maintenance, (2) HVAC repairs and maintenance, (3) major capital and structural repairs, (4) roof repairs and maintenance, and (5) repair and maintenance of Landlord Capital Improvements; otherwise Landlord shall have the right to reasonably approve the scope of work and the proposed contractors (or subcontractors) for any work related to items (1), (2), (3), (4), and/or (5) above.

(iii) The scope of work and provider of landscaping services with respect to the Premises shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

(iv) Except as provided for in subparagraph (i), subparagraph (ii) or subparagraph (iii) above, Tenant may use any contractors, subcontractors or vendors at its sole election for all other property management aspects.

(v) If there does not exist a Lease Event of Default, Tenant shall have the right to change property managers (upon not less than thirty (30) days prior written notice to Landlord) or replace any subcontractors at its sole election subject only to the provisions of subparagraph (i), subparagraph (ii) or subparagraph (iii) above, subject to the reasonable approval by Landlord as provided above in this Section 7.3.  Additionally, at no time will Tenant be compelled to hire or permit to bid any property management company or any vendor which is an Affiliate of Landlord.  Upon the termination or other change in property manager, such terminated property manager [(including, without limitation, Tenant if Tenant elects to self-manage the Premises and subsequently elects not to self manage the Premises)] shall deliver to the new property manager all materials, supplies, contracts, documents, files, books and records pertaining to the management and maintenance of the Premises, and furnish all such information, take all such other action and cooperate with the new property manager in order to effectuate an orderly and systematic transfer in property manager's services, duties, obligations and activities performed with respect to the Premises.  Further, upon any such termination or other change in property managers, such terminated property manager [(including, without limitation, Tenant if Tenant elects to self-manage the Premises and subsequently elects not to self manage the Premises)] shall deliver a final accounting to Landlord with respect to management of the Premises.

(vi) Tenant together with its Affiliates are leasing and occupying at least eighty percent (80%) of the Rentable Area of the Building.

(vii) No Lease Event of Default occurs and is continuing during any period of self-management by Tenant.

7.3.1        As “self-manager”, Tenant will have access to and control of the Premises seven (7) days a week, twenty-four (24) hours per day, with electric service being accessible at all times, subject to the provisions of this Lease.  Subject to Section 7.2.1, Tenant may operate the Premises and the Premises systems therein at any hours and under any schedule of its election without securing the approval by or involvement of Landlord.

7.3.2        Tenant will not pay any property management fee to Landlord at any time during the Lease Term provided that Tenant retains the property management responsibilities.

7.3.3        Tenant will also be required to comply with the annual budgeting process set forth herein.  No later than October 31 preceding the end of each calendar year during the Lease Term, Tenant shall deliver to Landlord, for its reasonable approval, a budget setting forth in reasonable details the repair, maintenance and capital expenditures expected to be incurred by Tenant in connection with the maintenance and operation of the Premises in accordance with the Tenant’s Management Standard during the following calendar year (including without limitation proposed expenditures for Premises Expenses and maintenance and repairs (but not replacements) of Landlord Capital Improvements).  Each such budget shall be in a form reasonably acceptable to Landlord and Tenant.  In the event that the amount budgeted for repairs, maintenance, and replacements required by Tenant under this Lease with respect to a specific line item shows a decrease of more than ten percent (10%) for the same line item from the preceding calendar year, or if the aggregate budget amount for such calendar year decreases by more than five percent (5%) from the aggregate budget amount from the preceding calendar year (in either case, a “Material Reduction”), Tenant shall include a written justification of the Material Reduction.  If Landlord, acting reasonably and in good faith, rejects Tenant’s justification of the Material Reduction as being non-compliant with the Tenant’s Management Standard, Landlord shall provide Tenant a Notice within thirty (30) days following Landlord’s receipt of Tenant’s justification that Landlord reasonably disputes such justification.  Thereafter, the parties shall promptly proceed in good faith until a mutually approved budget is achieved.  In the event of a budget dispute, the preceding calendar year’s approved budget shall apply to the calendar year in dispute until a mutually approved budget is achieved for the new calendar year; provided, however, that such preceding calendar year’s approved budget will be increased as necessary to pay in full Uncontrollable Expenses for the new calendar year.  Within sixty (60) days after the expiration of each calendar year during the Lease Term, Tenant shall deliver to Landlord a detailed statement (i) setting forth the actual expenses (including, without limitation, Premises Expenses) incurred by Tenant in maintaining the Premises during such calendar year and (ii) comparing the amounts set forth in such calendar year’s approved budget (or, if applicable, the prior year’s calendar budget, as adjusted as provided above).  Each such statement shall be certified by either the chief financial officer of Tenant, or Tenant’s manager or director of facilities, as being true and correct in all material respects.  Notwithstanding any other provisions of this Article VII, it is understood and agreed that no approval by Landlord of any budget or any item therein, or any failure of Landlord to object to any budget or any item therein, or any reasons expressed for any objection by Landlord, or the amount of any budget item, whether less than or more than prior calendar years, shall in any way indicate any consent of or waiver by Landlord, or in any way pertain to or affect, (1) any of Tenant’s obligations under this Lease with respect to maintaining the Premises in accordance with the Tenant’s Management Standard, or (2) any other provisions of this Lease pertaining to Tenant’s maintenance, repair and replacement obligations.

7.3.4        Landlord shall have the right to review and copy, at Landlord’s sole expense, Tenant’s or Tenant’s property management firm’s books and records with respect to the Premises for any calendar year.  Landlord shall exercise such right to review and copy (at Landlord’s expense) the books and records upon not less than thirty (30) days’ notice (“Landlord Review Notice”) to Tenant to schedule an appointment.  The Landlord Review Notice must be delivered within ninety (90) days following the end of any calendar year.  Any such review shall be performed within sixty (60) days following Tenant’s receipt of the Review Notice and conducted during normal business hours at the Premises.  During the existence of a Lease Event of Default, Landlord may exercise such right to review and copy up to four (4) times in any calendar year.

7.4              Landlord Management of Premises.  The provisions of this Section 7.4 shall apply upon either of the following elections (each a “Landlord Management Election”):  (i) Tenant elects not to self-manage the Premises, either by using a management firm or by using Tenant’s employees, as more particularly provided in Section 7.3 hereof (such election to be made upon not less than sixty (60) days’ written notice to Landlord given at any time during the Lease Term) or (ii) Landlord elects to manage the Premises upon not less than thirty (30) days’ prior written notice to Tenant given at any time during the existence of a Lease Event of Default.  If Tenant or Landlord makes a Landlord Management Election, then the following provisions shall be applicable:

7.4.1        Tenant shall (i) deliver (or cause any property manager retained by Tenant to deliver) Landlord or such other person as Landlord shall designate, all materials, supplies, contracts, documents, files, books and records pertaining to the management and maintenance of the Premises, and furnish all such information, and take all such other action and cooperate with Landlord as Landlord shall reasonably require in order to effectuate an orderly and systematic transfer in Tenant’s or its property manager's services, duties, obligations and activities performed with respect to the management of the Premises, and (ii) deliver (or cause Tenant’s property manager to deliver) a final accounting to Landlord with respect to management of the Premises by Tenant and/or its property manager.

7.4.2        Landlord shall engage a qualified property management firm selected by Landlord (and subject to the reasonable approval of Tenant if there does not exist a Lease Event of Default).  In the event a qualified property management firm is so engaged by Landlord, such engagement shall be upon terms consistent in all material respects with the Quality Standard and customary agreements with management companies of Comparable Buildings that are operated and maintained in accordance with the Quality Standard.

7.4.3        Landlord will cause its qualified management firm to manage and provide all maintenance and repairs to the Premises in accordance with this Article VII, the Management Statement and the Quality Standard (collectively, “Landlord’s Management Standard”).

7.4.4        Landlord may use any contractors, subcontractors or vendors at its sole election for all other property management aspects.

7.4.5        Landlord shall have the right to change property managers (upon not less than thirty (30) days prior written notice to Tenant), subject to the reasonable approval by Tenant if required and as provided in Section 7.4.2 hereof.

7.4.6        No later than October 31 preceding the end of each calendar year during the Lease Term, Landlord shall deliver to Tenant, for its reasonable approval if there does not then exist a Lease Event of Default, a budget setting forth in reasonable details the repair, maintenance and capital expenditures expected to be incurred by Landlord in connection with the maintenance and operation of the Premises in accordance with the Landlord’s Management Standard during the following calendar year (including without limitation proposed expenditures for Premises Expenses and maintenance and repairs (but not replacements) of Landlord Capital Improvements).  Each such budget shall be in a form reasonably acceptable to Landlord and, if there does not then exist a Lease Event of Default, Tenant.  If there exists a Lease Event of Default, Landlord’s budget shall be final and binding on both parties for such calendar year.  If there does not then exist a Lease Event of Default, the parties shall promptly proceed in good faith until a mutually approved budget is achieved.  In the event of a budget dispute, the preceding calendar year’s approved budget shall apply to the calendar year in dispute until a mutually approved budget is achieved for the new calendar year; provided, however, that such preceding calendar year’s approved budget shall be increased as necessary to pay in full Uncontrollable Expenses for the new calendar year.  Such approved budget or such prior year’s calendar budget, as adjusted as provided above, shall constitute the “Operating Expense Budget” under Section 4.1 hereof.  Without limiting the rights and obligations of Landlord or Tenant under Section 4.1 hereof, within sixty (60) days after the expiration of each calendar year during the Lease Term during which Landlord is managing the Premises, Landlord shall deliver to Tenant a detailed statement (i) setting forth the actual expenses (including, without limitation, Premises Expenses) incurred by Landlord in maintaining the Premises during such calendar year and (ii) comparing the amounts set forth in such calendar year’s approved budget (or, if applicable, the prior year’s calendar budget, as adjusted as provided above).  Each such statement shall be certified by either the chief financial officer of Landlord, or Landlord’s property management company, as being true and correct in all material respects.

ARTICLE VIII.
ADDITIONS AND ALTERATIONS

8.1              Landlord’s Consent to Alterations.  Except as provided  below, Tenant may not make any Alterations without first procuring Landlord’s prior written consent.  So long as Tenant owns and holds the leasehold estate created hereunder and has not sublet eighty percent (80%) or more of the Premises (other than to Affiliates of Tenant in accordance with the provisions of this Lease):

(a)                Landlord’s consent to any such request will not be unreasonably withheld or delayed; provided, however, that Landlord may refuse consent for any reason in its sole and absolute discretion to any proposed Alteration (i) to the Premises that materially adversely affects any Landlord Capital Improvements or Major Mechanical Equipment, or (ii) is to the exterior of the Building;

(b)               Tenant need not secure Landlord’s consent with respect to any Minor Alteration within the Premises; and

(c)                Tenant must also secure Landlord’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to the location on the roof of the Building as Tenant may reasonably select (and Landlord may reasonably approve) and as Legal Requirements and Permitted Exceptions may permit, for the installation, operation, maintenance, security, repair and replacement of Communications Equipment and/or other roof-mounted Alterations, provided that (i) Tenant will provide prior Notice to Landlord accompanied by a copy of the plans and specifications for the proposed installation of Communications Equipment (which will include a detailed description of the proposed location thereof  and depiction of Tenant’s proposed method of attachment thereof to the roof and the routing of the cable from each antenna or satellite dish to the point of penetration of the roof membrane) for Landlord’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) not less than ten (10) days prior to the commencement of installation of any Communications Equipment; and (ii) Tenant complies in all respects with the provisions of Section 8.7 of this Lease.

8.2              Manner of Construction.  Tenant shall construct Alterations at Tenant’s sole cost and expense in conformance with all applicable Legal Requirements and the Permitted Exceptions.  All such work shall be completed in a good and workmanlike manner and in accordance with all Legal Requirements, and no such work shall result in any lien being assessed against the Premises which Tenant does not remove or “bond around” as set forth in Section 9.1 below.  Landlord shall promptly review, respond to and approve or disapprove (which approval shall not be unreasonably withheld, conditioned or delayed) Tenant’s plan submissions and proposed contractors therefor in accordance with the procedures set forth in Exhibit F attached hereto and made a part hereof for all purposes.  Landlord’s approval of the plans, specifications and working drawings for any Alterations shall create no responsibility or liability on Landlord’s part for their completeness, design sufficiency, or degree of compliance with Legal Requirements and the Permitted Exceptions.  If the scope of the proposed Alteration requires Landlord’s approval hereunder, Landlord may engage a third-party architect and/or engineer to review Tenant’s plans and specifications with respect to such Alteration, Landlord shall notify Tenant prior to any such engagement, and Tenant shall reimburse Landlord for its reasonable, out-of-pocket expenses incurred to such third parties within thirty (30) days following Tenant’s receipt of Landlord’s written demand therefor.  Tenant must do all work involving any Alteration in a good and workmanlike manner and diligently prosecute it to completion to the end that the Premises shall at all times be a complete unit except during the period of work.  Annually, or thirty (30) days after Landlord’s written request, Tenant shall deliver to Landlord a diskette on which Tenant has recorded in the most recent version of AutoCAD or compatible format (or such other format then in common use by commercial architects as Landlord may designate from time to time) the “as built” drawings for all Alterations that Tenant made subsequent to its previous submission of drawings to Landlord in accordance with the terms of this Section 8.2.  Landlord has the right to cause Tenant to remove any Alterations that require Landlord’s consent on the expiration of the Lease Term, or the earlier termination of this Lease, or of Tenant’s right to possession of the Premises; provided that Landlord notified Tenant of the removal requirement at the time that it approved the plans and specifications for the Alteration in question.  In no event shall Tenant have the right to remove any Alterations made in furtherance of Tenant’s maintenance, repair and replacement obligations under the terms of this Lease.  In no event, however, shall Tenant be required to remove any Tenant finish items, including, but not limited to, interior walls and partitions, millwork, wall coverings, carpeting, floor coverings or telecommunications and data cabling.  If Landlord exercises its right to require Tenant to remove any Alteration requiring Landlord’s consent as provided herein, or Tenant is otherwise permitted to remove an Alteration and elects to do so, Tenant shall remove the Alteration and repair any damage to the Premises that the removal causes and restore the Premises to the condition existing prior to the installation of the Alteration on or before the expiration of the Lease Term or the earlier termination of this Lease or of Tenant’s right of possession of the Premises, all to Landlord’s reasonable satisfaction.  All such removal work shall be completed in a good and workmanlike manner and in accordance with all Legal Requirements, and no such work shall result in any lien being assessed against the Premises which Tenant does not remove or “bond around” as set forth in Section 9.1 below.  If Tenant fails to complete that removal or fails to repair any damage caused by the removal of any Alteration, Landlord may do so and may charge the reasonable cost of doing so to Tenant which Tenant shall pay to Landlord within thirty (30) days following receipt of Landlord’s invoice therefor.  At least ten (10) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of the general contractor for the proposed work so that Landlord may approve of such general contractor (which approval may not be unreasonably withheld, conditioned, or delayed) and avail itself of the provisions of applicable state statutes for protection of Landlord’s and/or its lender’s interest in the Premises.  During any such work on the Premises, Landlord, or its representatives, shall have the right, upon reasonable prior notice to Tenant, to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices pursuant to applicable state statutes and to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Premises.

8.3              Payment for Alterations.  Within thirty (30) days following completion of each Alteration, Tenant shall deliver to Landlord (i) evidence of payment of the costs incurred in the making of the Alteration, contractors’ affidavits and full and final waivers of all liens for labor, services or materials, (ii) all approvals, sign-offs, permits and certificates (including, without limitation, a certificate of occupancy) for such Alteration that are required under any Legal Requirements, (iii) a certification from the applicable architect that such Alteration was completed in accordance with the plans and specifications (including, without limitation, any plans and specifications approved by Landlord) for such Alteration and (iv) as built-plans and specifications for such Alteration if Tenant receives same.

8.4              Construction Insurance.  If Tenant makes any Alteration, Tenant shall carry, or cause its general contractor to carry “special form” (also known as “all-risk”) Builder’s  Risk property insurance in an amount Landlord reasonably approves covering the construction of the Alteration and all materials, equipment and supplies that will become a part of the Alteration.

The insurance Tenant maintains in accordance with this Section 8.4 must (i) be endorsed to name Landlord and any Interest Holder as additional insureds, (ii) specifically cover the liability of Tenant arising under Section 10.1 below, (iii) be issued by an insurance company which is reasonably acceptable to Landlord and is authorized to do business in the State of Texas, (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with any insurance requirement of Tenant, and (v) provide that the insurer shall endeavor to provide (but in any event Tenant shall provide) to Landlord and to any Interest Holder, with respect to which Landlord has furnished to Tenant a Notice address, notice of cancellation or material change in coverage at least thirty (30) days in advance of the effective date of that action.  Tenant shall deliver to Landlord a certificate of insurance evidencing such coverages and endorsement(s) not less than ten (10) days prior to the commencement of any Alteration other than a Minor Alteration, and within ten (10) days after Landlord’s request made in connection with any Minor Alteration.  In addition, with respect to any Alteration (whether or not requiring Landlord’s approval), Tenant’s general contractor shall be required to deliver a certificate of insurance evidencing commercially reasonable amounts of commercial general liability insurance coverage (based on the type and scope of the work to be performed), and naming Landlord as an additional insured thereunder.  Upon request of Landlord, Tenant shall deliver to Landlord copies of the policies for the insurance required pursuant to this Section 8.4.

8.5              Landlord’s Property.  Subject to the interest of any lessors of equipment to Tenant, all Alterations will be installed or placed in or about the Premises at Tenant’s cost and the Alterations will become the property of Landlord upon completion.  Tenant may, however, remove any Alterations not constituting Building equipment or fixtures (e.g., elevator changes, new HVAC equipment, etc. that are part of the operating systems of, or are integral to the operation of, the Premises) provided Tenant repairs any damage to the Premises that the removal causes and restores the Premises to the condition existing prior to the installation of such Alteration (ordinary wear and tear excepted), all to the reasonable satisfaction of Landlord.

8.6              Communications Equipment. Tenant shall maintain any Communications Equipment in a good and operable condition, repair and appearance, and shall promptly remove any debris and other loose materials placed on the roof of any Building by Tenant or its representatives.  Tenant shall obtain and maintain in full force and effect all permits, licenses and approvals required under applicable Legal Requirements for the installation, operation, maintenance and repair of all Communications Equipment.

8.7              Use of Roofs.  Tenant shall have the right to operate a reasonable number of items of Communications Equipment for its own use and for resale to third parties; provided, however, that any such resale to third parties shall be effected pursuant to a written Sublease or written license agreement that is entered into in accordance with this Lease and that, in any event, has a term that will expire on or prior to the Lease Termination Date.  Any proposed roof-mounted Alterations require Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed in accordance with Section 8.1 hereof prior to installation of same.  All roof-mounted Alterations shall be installed and maintained at Tenant’s expense, and shall be performed by contractors acceptable to the issuer of the roof warranty and in accordance with the procedures required by such issuer so as not to void such warranty.  Tenant shall also install at Tenant’s expense waterproofing materials around  any penetrations of the roof of the

Building which are made during the installation, maintenance, repair, replacement or removal of any Alterations (including, without limitation, any Communications Equipment or any signs proposed by Tenant to be installed pursuant to Section 21.1 below), and shall provide waterproofing certification so that Landlord is assured that such penetrations do not void, limit or reduce any roof warranty in effect from time to time.  Tenant shall have the right to access the roof at any time to perform any such installations and maintenance.  Tenant shall not be separately charged for access to the roof or for the space on the roof occupied by roof-mounted Alterations.  Landlord or its designated representative shall be permitted to observe, inspect and/or supervise the installation of any roof-mounted Alterations by or on behalf of Tenant.  In no event will Tenant or any Tenant-Related Party install any Alteration or place any other equipment or materials on the roof of any Building if the weight thereof (together with the weight of any such items previously installed or placed thereon) would exceed the weight-load capacity of such roof.  Tenant shall repair any damage to the roof or any other portion of the Premises in connection with the installation, operation, maintenance or removal of any Communications Equipment.  During the Lease Term, so long as Tenant together with its Affiliates lease and occupy 100% of the Rentable Area of the Building, neither Landlord nor any third-party shall have the right to install Communications Equipment or any other roof-mounted Alterations on the roof of the Building in accordance with this Section 8.7.  Tenant hereby agrees to protect, indemnify and hold Landlord harmless from and against any and all liabilities, claims and expenses (including reasonable attorneys’ fees) Landlord incurs for repairs or replacements to the roof or any other portion of the Premises, if any, to the extent necessitated as a result of the installation, operation, maintenance or removal of any Communications Equipment or Tenant’s failure to comply with its obligations under this Section 8.7 and/or to the extent that the roof warranty in effect from time to time with respect to the Building is voided, limited or reduced as a result of Tenant’s use of the roof.  At Landlord’s option, Tenant and Landlord shall execute a separate roof license agreement setting forth the above provisions and Tenant’s additional rights and obligations, if any, relating to Tenant’s use of the roof of the Building.  Without limiting the foregoing provisions of Section 8.6 hereof or this Section 8.7, the installation, maintenance and removal of all Communications Equipment shall be completed in a good and workmanlike manner and in accordance with all Legal Requirements, and no such installation, maintenance and removal shall result in any lien being assessed against the Premises which Tenant does not remove or “bond around” as set forth in Section 9.1 below.

ARTICLE IX.
COVENANT AGAINST LIENS

9.1              Covenant Against Liens.  Tenant has no authority or power to cause or permit (and shall not cause or permit) any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s interest in the Premises, and any and all liens and encumbrances that Tenant creates may attach to Tenant’s interest only.  Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from liens Tenant creates.  In the event mechanics or materialmen or others place liens against the Premises in connection with work or services they claim to have performed at the request of Tenant or any Tenant-Related Parties or in connection with materials they claim to have furnished to Tenant, any Tenant-Related Parties or the Premises at the request of Tenant or any Tenant-Related Parties, and Tenant fails to cause the lien to be released and removed of record (by payment or bonding around) within thirty (30) days following the date on which Landlord delivers Notice of the lien to Tenant, Landlord may immediately take all action necessary to release and remove the lien without any duty to investigate the validity of the lien claim, and, within thirty (30) days after Landlord’s demand, Tenant shall pay to Landlord all actual out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs, Landlord incurs in connection with the release and removal of the lien.  If applicable law permits a property owner to furnish a bond and thereby compel lien claimants to assert claims against the surety providing the bond in lieu of enforcing lien rights against the property owner’s property, Landlord will consider Tenant as having released and removed a lien against the Premises if Tenant furnishes the bond in accordance with the requirements of the applicable law.  The provisions of this Article IX do not, and shall not be interpreted to, in any manner qualify or diminish the indemnity provided in Section 10.1.

Without limiting the provisions of Section 9.1 hereof, Tenant shall not be permitted to (i) take any action on behalf of or in the name of Landlord or (ii) enter into any contract, commitment or obligation binding upon Landlord.  Without limiting the preceding sentence, nothing contained in this Lease shall be deemed or construed to constitute the consent or request of Landlord, express or implied, by implication or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement of, alteration to, or repair of, the Premises, or any part thereof.  Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at or on or in respect of the Premises, or any part thereof, by Tenant or any Tenant-Related Party or for any materials furnished or to be furnished to the Premises for work to be performed by Tenant, or any part thereof, for any of the foregoing.

ARTICLE X.
INSURANCE

10.1          Indemnification and Waiver.

10.1.1    Except as provided in Section 10.4 below, and excluding those matters for which Landlord is required to indemnify Tenant pursuant to Section 10.1.2 below, Tenant shall indemnify, defend, protect, and hold each of the Landlord Indemnified Parties harmless from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) that any one or more of them incurs in connection with or by virtue of (i) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, (ii) the use or occupancy or operation of the Premises by Tenant or any Tenant-Related Parties, (iii) the negligence or willful act or acts of Tenant or any Tenant-Related Parties in, on or about the Premises, whether occurring prior to, during, or after the expiration of the Lease Term, including, without limitation, any act or omission occurring in the making of any Alteration, (iv) any accident, injury (including death at any time resulting therefrom) or damage to any Person or property occurring in, on, or about the Premises or any part thereof, except to the extent the result of the gross negligence or willful misconduct of Landlord or any Landlord-Related Party, (v) the non-compliance with or contest of any Tax Expense or Legal Requirement.  If any of the Landlord Indemnified Parties is named or joined as a defendant in any suit brought in connection with a claim with respect to which Tenant has indemnified Landlord in accordance with the foregoing terms of this Section 10.1.1, Tenant shall pay to such Landlord Indemnified Party its reasonable costs and expenses reasonably incurred in that suit, including without limitation, court costs and fees for the professional services of appraisers, accountants, attorneys and expert witnesses.  IT IS THE EXPRESS INTENTION OF LANDLORD AND TENANT AND EACH HEREBY AGREES THAT THE INDEMNITY BENEFITTING THE LANDLORD INDEMNIFIED PARTIES SET FORTH IN THIS SECTION 10.1.1 WILL APPLY TO AND FULLY PROTECT EACH OF THE LANDLORD INDEMNIFIED PARTIES EVEN THOUGH ANY CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES) THEN THE SUBJECT OF INDEMNIFICATION MAY HAVE BEEN CAUSED BY, ARISE OUT OF, OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE NEGLIGENCE (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) IN WHOLE OR IN PART OF SUCH LANDLORD INDEMNIFIED PARTY AND/OR ANY OTHER PARTY.

10.1.2    Except as provided in Section 10.4 below, subject to Section 1.2 above and excluding those matters for which Tenant is required to indemnify Landlord pursuant to Section 10.1.1 above, Landlord shall indemnify, defend, protect, and hold each of the Tenant Indemnified Parties harmless from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) that any one or more of them incurs to any third party in connection with or by reason of (i) any default by Landlord in the observance or performance of any of the terms, covenants or conditions of this Lease on Landlord’s part to be observed or performed, or (ii) the gross negligence or willful misconduct of Landlord or any of its employees, agents or contractors in, on or about the Premises.  If any of the Tenant Indemnified Parties is named or joined as a defendant in any suit brought in connection with a claim with respect to which Landlord has indemnified Tenant in accordance with the terms of this Section 10.1.2, Landlord shall pay to such Tenant Indemnified Party its reasonable costs and expenses reasonably incurred in that suit, including without limitation, court costs and fees for the professional services of appraisers, accountants, attorneys and expert witnesses.  The provisions of this Section 10.1.2 are subject to the provisions of 29.12 hereof.

10.1.3    The provisions of this Section 10.1 will survive the Lease Termination Date with respect to any claims or liability arising or accruing prior to the Lease Termination Date.

10.1.4    Any other provision of this Lease providing for indemnification by either party will survive the Lease Termination Date with respect to any claims or liability arising or accruing prior to the Lease Termination Date.

10.2          Insurance Requirements.  During the Lease Term, Tenant shall, at its expense, comply with all insurance company requirements under Section 10.3 pertaining to the use of the Premises, except to the extent that compliance involves any action that Landlord has an obligation to take under other terms of this Lease.

10.3          Tenant’s Insurance.  Subject to the terms of Section 10.5, Tenant shall maintain the following coverages in the following amounts:

10.3.1    ISO standard commercial general liability insurance (or other form providing equivalent or greater coverage) covering Tenant and Landlord against claims of bodily injury (including personal and advertising injury) and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including contractual liability insuring liability assumed in this Lease and a broad form commercial general liability property damage endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1.1 above, for limits of liability not less than:

Bodily Injury and
Property Damage Liability	$1,000,000 each occurrence
$1,000,000 annual aggregate
$10,000,000 umbrella coverage

The foregoing minimum limits of the insurance will in no event limit the liability of Tenant under this Lease.  The insurance required of Tenant under this Section 10.3.1 must (i) be endorsed to name Landlord and any Interest Holders designated by Landlord as additional insureds; (ii) specifically cover the liability assumed by Tenant under Section 10.1 above, including, but not limited to, Tenant’s obligations under Section 10.1 above; (iii) be issued by an insurance company which is reasonably acceptable to Landlord and authorized to do business in the State of Texas; (iv) be primary insurance as to all risks, actions, omissions or occurrences covered thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that the insurer shall endeavor to provide (but in any event Tenant shall provide) to Landlord and to any Interest Holder, with respect to which Landlord has furnished to Tenant a Notice address, notice of cancellation or material change in coverage at least thirty (30) days in advance of the effective date of that action; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; (vii) be written on an occurrence basis; and (viii) contain a commercially reasonable deductible.

10.3.2    Special form (also known as “all-risk”) property insurance covering the Premises for the full replacement cost (inclusive of soft costs) of the Premises and all Alterations with no exclusions for any risk that Landlord does not expressly approve in writing.  Without limiting the immediately preceding sentence, such insurance must be written for the full replacement cost of new property, equipment or other items and must not include exclusions for losses occurring by reason of vandalism and malicious mischief, sprinkler leakage or earthquake damage.  Landlord may not unreasonably withhold, condition or delay its approval of any exclusion Tenant proposes for incorporation into the policy of property insurance; provided, however, Landlord’s withholding of consent to any exclusion that violates the terms or provisions of any deed of trust or mortgage encumbering the Premises shall be deemed reasonable.  The insurance required of Tenant under this Section 10.3.2 must (i) be endorsed to name Landlord and any Interest Holder designated by Landlord as loss payees as their interests appear; (ii) include a soft costs endorsement; (iii) include law and ordinance coverage, (iv) include an agreed amount endorsement with respect to the policy limits on replacement cost coverage provided thereunder; (v) include a rental loss endorsement providing coverage against interruption in the payment of Base Rent for a period of at least one (1) year; (vi) be issued by an insurance company which is reasonably acceptable to Landlord and authorized to do business in the State of Texas; (vii) be primary insurance as to all risks, actions, omissions or occurrences covered thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (viii) provide (by the text of the main portion of the policy or by endorsement to the policy) that the insurer shall provide to Landlord and to any Interest Holder, with respect to which Landlord has furnished to Tenant a Notice address, notice of cancellation or material change in coverage at least thirty (30) days in advance of the effective date of that action; (ix) provide that, if Tenant terminates this Lease in accordance with the terms of Section 11.1, the insurer shall pay covered losses to the designated loss payees notwithstanding Landlord’s election not to restore the damaged portion of the Premises or Landlord’s election to replace the damaged portion of the Premises with materially different improvements; (x) be written on an occurrence basis; (xi) contain coverage for terrorism; and (xii) contain a commercially reasonable deductible.

10.3.3    Special form (formerly known as “all-risk”) personal property insurance covering all office furniture, trade fixtures, office equipment, and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant or any Tenant-Related Parties.  That insurance must be written for the full replacement cost of new property, equipment or other items and must not include exclusions for losses occurring by reason of vandalism and malicious mischief, sprinkler leakage or earthquake damage.  The insurance required of Tenant under this Section 10.3.3 must (i) be issued by an insurance company which is reasonably acceptable to Landlord and authorized to do business in the State of Texas; (ii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (iii) provide that the insurer shall endeavor to provide (but in any event Tenant shall provide) to Landlord and to any Interest Holder, with respect to which Landlord has furnished to Tenant a Notice address, notice of cancellation or material change in coverage at least thirty (30) days in advance of the effective date of that action; (iv) be written on an occurrence basis; and (v) contain a commercially reasonable deductible.

10.3.4    Tenant shall at all times maintain workers’ compensation insurance and disability benefits insurance as required by Legal Requirements covering all persons employed by Tenant in connection with the operations conducted in the Premises.

10.3.5    Tenant shall require its contractors and subcontractors to maintain commercially reasonable amounts of commercial general liability insurance based on the scope of any work to be performed.

10.3.6    Tenant shall deliver to Landlord certificates of insurance evidencing the insurance and endorsements Tenant has an obligation to maintain under the terms of this Section 10.3 contemporaneously with the Commencement Date.  Thereafter, Tenant shall deliver a binder or certificate evidencing each renewal policy not later than three (3) days prior to the expiration or cancellation of the previous policy period.  If Tenant fails to deliver any such renewal binder or certificate to Landlord as required above, and such failure continues until the expiration or earlier cancellation date of such policy (whether or not Landlord has given notice of such failure to Tenant), Landlord or any Interest Holder may procure the renewal policy for the account of Tenant at the option of Landlord or such Interest Holder and Tenant shall pay the cost of those policies to Landlord or such Interest Holder, as applicable, within thirty (30) days after the date of Landlord’s delivery of its bills for those costs to Tenant.  If only a binder was previously given to Landlord, Tenant shall deliver to Landlord a copy of each renewal certificate of insurance within thirty (30) days after delivery of any renewal binder or certificate.  Upon request of Landlord, Tenant shall provide Landlord with a copy of any insurance policy providing the insurance required under this Section 10.3.

10.3.7    During the Lease Term, Landlord will not insure any property that Tenant has an obligation to insure under the terms of this Section 10.3.  Landlord may elect (but shall not be required) to carry, as part of Additional Rent, such amounts of commercial general liability insurance (and umbrella coverage) as Landlord, in its reasonable discretion, determines necessary or desirable with respect to the Premises, or that may otherwise be required by any Interest Holder.

10.4          Subrogation.  Landlord and Tenant waive and release any and all rights of recovery, claims, actions and causes of action that either may now or later have against (a) the other, (b) the other’s parent, subsidiary and Affiliates, (c) the respective constituent partners, directors, officers, agents, servants and employees of the other and the other’s parent, subsidiary and Affiliates, and (d) the respective constituent partners, directors, officers, agents, servants and employees of the other’s constituent partners and the constituent partners of the other’s parent, subsidiary and Affiliates, by virtue of (i) any loss or damage that may occur to the Premises, the Alterations or personal property on or within the Premises by reason of fire, the elements or other risks that are insured against under the policies of “special form” (also known as “all-risk”) property insurance required by virtue of Section 10.3 above or (ii) any diminution in the Rent derived from the operation of the Premises or in the revenue derived from the conduct of business at the Premises that may occur by reason of fire, the elements or other risks respectively covered under the policies of “special form” (also known as “all-risk”) property insurance required by virtue of Section 10.3 above (provided that Rent shall only be abated following damage to the Premises resulting from any such cause to the extent set forth in Article XI), regardless of cause or origin, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF LANDLORD OR TENANT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS, EMPLOYEES, CONTRACTORS AND INVITEES.  Notwithstanding the foregoing, if Tenant fails to maintain any of the insurance coverages required to be maintained by Tenant or the Tenant-Related Parties under this Lease, Tenant shall be liable to Landlord for all loss incurred by Landlord by reason of any risk that would have been insured thereunder.

10.5          Deductible and Self-Insurance Retention.  So long as Tenant maintains a credit rating by the NAIC equal to or better than NAIC 2 (or the equivalent, if such ratings system is hereafter modified) and a net worth of not less than $200,000,000, then Landlord shall, in its commercially reasonable discretion, permit Tenant to have deductible and self-insurance retentions that Tenant establishes from time to time, but in any event not more than (i) $1,000,000 in the aggregate among all insurance policies (other than named windstorm) required to be maintained by Tenant under the Lease and (ii) not more than 5% of the replacement cost of the Building with respect to named windstorm.

ARTICLE XI.
DAMAGE AND DESTRUCTION

11.1          Casualty.

11.1.1    During the Lease Term, Tenant will notify Landlord immediately upon the occurrence of any fire or other casualty damage to the Premises. As soon as reasonably practicable thereafter, but in any event within sixty (60) days of the date of such occurrence Tenant will give a Notice (the “Casualty Notice”) to Landlord of (i) Tenant’s reasonable good faith estimate, based on consultations with and supported by reports and recommendations of qualified architects and contractors, of the time that it will take to complete the reconstruction, restoration and repair of the damaged portion of the Premises, with reasonable diligence, to substantially the condition that existed prior to the occurrence of the fire or other casualty, (the “Estimated Repair Period”), and (ii) Tenant’s reasonable good faith estimate, based on consultations with and supported by reports and recommendations of qualified independent architects, contractors and independent insurance adjusters reasonably approved by Landlord, of the total cost of the reconstruction, restoration and repair (the “Estimated Repair Cost”) of the damaged portion of the Premises.  The Casualty Notice shall specify Tenant’s assumptions regarding the affirmative actions that Landlord must take in connection with the restoration and the time periods within which Landlord must take those actions in order for Tenant to complete the restoration within the Estimated Repair Period.  In the event that fifty percent (50%) or more of the Premises (i.e., 76,500 square feet or more) is damaged by fire or other casualty, and the Estimated Repair Period is in excess of twelve (12) months, Tenant may elect to terminate this Lease by the delivery of Notice to Landlord within forty-five (45) days after Tenant’s issuance of Tenant’s Casualty Notice.  If Tenant so terminates this Lease, then (i) all proceeds of insurance paid or payable with respect to the fire or other casualty (other than with respect to Tenant’s personal property) shall be paid to Landlord and (ii) Tenant shall pay to Landlord all proceeds of insurance previously paid to Tenant in respect of such fire or other casualty and the amount of any deductible in respect of such insurance, if Tenant self-insures pursuant to Section 11.5, an amount equal to the Estimated Repair Cost.

11.1.2    If Tenant does not elect to terminate this Lease as provided in Section 11.1.1, Tenant shall assume responsibility for the completion of such repairs, and Landlord shall, at the cost and expense of Tenant, cooperate with Tenant in all reasonable respects in connection with Tenant’s completion of the necessary work, and will make the proceeds received by Landlord under the terms of the policy of insurance that Tenant must maintain in accordance with the terms of Section 10.3.2 available to Tenant for such purpose upon satisfaction of requirements of the kind typically found in a construction loan agreement entered into in respect of the construction of Comparable Buildings and as may otherwise be reasonably required by any Interest Holder, including, without limitation, the following:  (A) all insurance proceeds shall be held in an escrow or reserve account by either Landlord or any Interest Holder and (B) Tenant shall be responsible to fund (by depositing with Landlord or such Interest Holder or by payment directly to contractors or material suppliers), prior to the disbursement of any insurance proceeds to Tenant or its contractors, (i) the amount of the deductible under the policy Tenant is required to maintain under Section 10.3.2, plus (ii) the amount, if any, by which the actual repair cost for the Premises exceeds the sum of the insurance proceeds received by Landlord under the terms of the policy of insurance that Tenant must maintain in accordance with the terms of Section 10.3.2.

Any excess insurance proceeds remaining after the reconstruction, restoration and repair of the damaged portion of the Premises will be the property of and will be paid to Tenant; provided that there does not then exist any Lease Event of Default, and if there does exist any Lease Event of Default, Landlord may retain such excess insurance proceeds and apply same toward the obligations of Tenant under this Lease in such order and manner as Landlord shall determine.  Notwithstanding the foregoing provisions of this Section 11.1.2, if the proceeds of insurance do not exceed $500,000.00 and there does not exist any Lease Event of Default, such insurance proceeds will be paid directly to Tenant for use solely in reconstruction of the Premises as provided in this Section 11.1.2.  Tenant will undertake the reconstruction, restoration, and repair of the damaged portion of the Premises to substantially the condition that existed prior to the occurrence of the fire or other casualty and shall pursue the restoration with diligence and continuity.

11.1.3    If a termination of this Lease occurs as provided in Section 11.1.1, Landlord will be entitled to receive all proceeds payable in respect of the Premises under the policy of insurance that Tenant is required to maintain in accordance with the terms of Section 10.3.2 above (other than with respect to Tenant’s personal property), to the extent not previously disbursed to Landlord in connection with the restoration of the Premises.  In addition, to the extent not previously paid according to the terms of Section 11.1.2, Tenant shall pay to Landlord, within fifteen (15) days after the date of Tenant’s Notice of termination the amount of the deductible under such policy.  If termination of this Lease occurs in accordance with the terms of Section 11.1.1, and if Tenant has not previously made the payment required by virtue of Section 11.1.2, Tenant shall also pay to Landlord at that time, the amount (including, without limitation, the amount of any deductible), if any, by which the Estimated Repair Cost for the Premises exceeds the sum of the proceeds received by Landlord under the terms of the policy of insurance that Tenant must maintain in accordance with the terms of Section 10.3.2.

11.1.4    If this Lease is terminated pursuant to this Section 11.1, any such termination will be effective as of the date of the casualty, and the Rent will be prorated to the date of the casualty.

11.2          No Rent Abatement During Restoration.  If the damage caused by a fire or other casualty renders the Building untenantable in whole or in part, Tenant’s obligation to pay the Base Rent (and Additional Rent) shall not abate during any period in which any portion of the Building is untenantable.

ARTICLE XII.
NON WAIVER

12.1          Effect of Waiver.  No waiver of any provision of this Lease will be implied by any failure of either party to enforce any remedy on account of the violation of the provision, even if that violation continues or is repeated subsequently; any waiver by either party of any provision of this Lease may only be in writing; and no express waiver will affect any provision other than the one specified in that waiver and that one only for the time and in the manner specifically stated.  Landlord’s receipt of monies from Tenant after the termination of this Lease will not alter the length of the Lease Term or the length of Tenant’s right of possession under the terms of this Lease.  Landlord’s receipt of monies from Tenant after the giving of any Notice to Tenant will not reinstate, continue or extend the Lease Term or affect the Notice given Tenant.  After the service of Notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of that Rent will not waive or affect the Notice, suit or judgment.

ARTICLE XIII.
CONDEMNATION

13.1          Permanent Taking.

13.1.1    In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility, or other entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (a “Taking”) of (i) the entire Premises, or (ii) so much of the Building or the Land as to prevent or substantially impair the intended occupancy or use of the Building by Tenant during the Lease Term, or (iii) portions of the Land required for reasonable access to (and no reasonable alternate, legal access is provided or available to the Building), or reasonable use of, the Building (a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor (“Date of Taking”).

13.1.2    In the event of a Taking of only a part of the Premises which does not constitute a Total Taking during the Lease Term (a “Partial Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an equitable adjustment to the Rent shall be made based upon any reductions in the Rentable Area of the Building and/or Tenant’s parking rights.

13.1.3    Intentionally Omitted.

13.1.4    In the event of a Taking of a material portion of the Premises such that, in Tenant’s reasonable opinion, the continued operation of Tenant’s business in the untaken part of the Building is not practically or economically feasible, Tenant may terminate this Lease by giving Notice to Landlord within ninety (90) days after Landlord provides a copy of the Notice of such Taking received by Landlord (or Tenant otherwise becomes aware of such Taking).  As used herein, the term “material portion of the Premises” shall mean fifty percent (50%) or more of the Rentable Area of the Building or fifty percent (50%) or more of the square footage of the Parking Facilities.

13.1.5    If this Lease is terminated pursuant to this Article XIII, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant), and Tenant shall pay to Landlord any remaining sums due and owing Landlord under this Lease, each prorated as of the Date of Taking where applicable.

13.1.6    If this Lease is not terminated as provided for in this Article XIII, Tenant at its expense shall promptly repair and restore the Premises to substantially the same condition that existed immediately prior to the Date of Taking, wear and tear only excepted, except for the part taken, so as to render the Premises as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the Taking and made available to Tenant for such purpose, and Tenant shall pursue the restoration with diligence and continuity.  If the estimated cost of restoration, reconstruction or reconfiguration of the Premises exceeds the amount of the award Landlord receives, Landlord shall advise Tenant of the likely deficiency.  The condemnation award shall be made available to Tenant for such repair and restoration upon satisfaction of requirements of the kind typically found in a construction loan agreement entered into in respect of the construction of Comparable Buildings and as may be required by any Interest Holder, including, without limitation, the following:  (A) the condemnation award shall be held in an escrow or reserve account by either Landlord or any Interest Holder and (B) Tenant shall be responsible to fund (by depositing with Landlord or such Interest Holder or by payment directly to contractors or material suppliers), prior to the disbursement of any condemnation award to Tenant or its contractors, any such deficiency.  Notwithstanding the foregoing provisions of this Section 13.1.6, if there the condemnation award do not exceed $500,000.00 and there does not exist any Lease Event of Default, such condemnation award will be paid directly to Tenant for use solely in reconstruction of the Premises as provided in this Section 13.1.6.  If the estimated cost of restoration, reconstruction or reconfiguration of the Premises exceeds the amount of the award Landlord receives, Landlord shall advise Tenant of the likely deficiency and Tenant must elect (i) to pay the excess amount, or (ii) to accept a less expensive level of restoration, reconstruction or reconfiguration so that the costs of reconstruction, restoration or reconfiguration Landlord incurs will not exceed the condemnation award Landlord receives.  If the actual costs of restoration, reconstruction or reconfiguration are less than the condemnation award Landlord receives, Landlord shall retain any such excess award.

13.1.7    If a condemnation or taking, total or partial, of all or any portion of the Premises occurs during the Lease Term, Tenant will not be entitled to any part of the award or price paid to Landlord (which shall include sales proceeds) and/or any Interest Holder as a result of a condemnation, taking or sale in lieu thereof.  Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award.  Tenant shall, however, have the right (at Tenant’s sole cost and expense) to appear and file a separate claim for damages in such condemnation proceedings, and to direct any and all hearings, trials and appeals thereon.  Tenant’s claim for damages in any such proceedings shall be limited to (i) the value of any property within the Premises belonging to Tenant or that Tenant had the right to remove from the Premises upon expiration of this Lease that is subject to such condemnation and (ii) Tenant’s relocation and moving expenses to the extent permitted by applicable Legal Requirements.

13.2          Temporary Taking.  Notwithstanding anything to the contrary contained in this Article XIII, if a temporary taking of all or any portion of the Premises occurs for a period of two (2) years or less (excluding any temporary taking of part of the Land that has no material effect on, or can be managed by Landlord or Landlord’s property manager to have no material effect on, the intended use of the Premises), this Lease will not terminate and the Base Rent will not be abated, but Tenant will be entitled to receive the amount of the award, less any costs incurred for Landlord’s management of such taking to minimize the effect on the intended use of the Premises, made in connection with any such temporary taking allocable to the Lease Term.  The parties will consider a temporary taking of all or substantially all of the Premises for a period in excess of two (2) years (excluding any temporary taking of part of the Land that has no material effect on, or can be managed by Landlord or Landlord’s property manager to have no material effect on, the intended use of the Premises) to be a permanent taking and the terms of Section 13.1 will govern that taking.

ARTICLE XIV.
ASSIGNMENT AND SUBLETTING

14.1          Subleases.

14.1.1    So long as (x) the owner and holder of the leasehold estate created hereunder is either (i) the “Tenant” hereunder as of the Effective Date or (ii) any successor or assign of the “Tenant” hereunder as of the Effective Date that satisfies the Qualified Transferee Requirements and (y) there does not exist a Lease Event of Default, Tenant may Sublease any part of the Premises to (i) an Affiliate, (ii) any client or customer of Tenant, (iii) any vendor of Tenant or (iv) any venturer of Tenant, without the consent of Landlord, provided that the business of the Sublessee is in accordance with the use provisions set out in Section 5.1 of this Lease.  Tenant must, however, notify Landlord in writing of any such Sublease and the identity and notice address of the Sublessee not less than ten (10) business days prior to the date that such Sublessee occupies any portion of the Premises, such notice to include a certificate of Tenant certifying to Landlord that (x) attached to such certificate is a true, complete and correct copy of such Sublease, (y) such Sublease complies with the provisions of this Section 14.1 and (z) such Sublessee is a permitted Sublessee under this Section 14.1.1 and identifying how such Sublessee satisfies the requirements of the first sentence of this Section 14.1.1.

14.1.2    So long as (x) the owner and holder of the leasehold estate created hereunder is either (i) the “Tenant” hereunder as of the Effective Date or (ii) any successor or assign of the “Tenant” hereunder as of the Effective Date that satisfies the Qualified Transferee Requirements, (y) such owner and holder of the leasehold estate hereunder, together with its Affiliates, occupies at least fifty percent (50%) of the total Rentable Area of the Building and (z) there does not exist a Lease Event of Default, then Tenant may Sublease up to fifty percent (50%) of the Premises to a non-Affiliate without the consent of Landlord, provided, and on the condition, that all of the following conditions are satisfied: (A) the character of the Sublessee the nature of the activities to be conducted by the Sublessee would not adversely affect other tenants in the Building, if applicable, (B) the business of the Sublessee is in accordance with the use provisions set out in Section 5.1 of this Lease, (C) the intended use by the Sublessee would not physically damage the Premises and (D) within ten (10) business days following the execution of such Sublease, Tenant delivers to Landlord written notice of such Sublease, such notice to include the following:  (xx) the identity and notice address of the Sublessee, and (yy) a certificate of Tenant certifying to Landlord that (I) attached to such certificate is a true, complete and correct copy of such Sublease, (II) such Sublease complies with the provisions of this Section 14.1 and (III) such Sublessee is not an Affiliate of Tenant.  In addition, if Tenant meets the requirements of the first sentence of Section 14.1.2 and a proposed Sublease in the aggregate with all other Subleases to non-Affiliates then in existence will cause more than fifty percent (50%) of the total Rentable Area of the Building to be subject to be occupied by non-Affiliates, then Tenant must obtain the prior written consent of Landlord to such additional proposed Sublease, which consent shall not be unreasonably withheld, conditioned or delayed by

Landlord. Tenant must notify Landlord in writing of any such Sublease and the identity and notice address of the Sublessee not less than thirty (30) days prior to the date that such Sublessee proposes to occupy any portion of the Premises, such notice to include a certificate of Tenant certifying to Landlord that (x) attached to such certificate is a true, complete and correct copy of such Sublease, (y) such Sublease complies with the provisions of this Section 14.1 and (z) such Sublessee is not an Affiliate of Tenant.  Landlord may withhold its consent to any proposed Sublease (for which Landlord has consent rights) if Landlord reasonably determines that (i) the character of the proposed subtenant or the nature of the activities to be conducted by the proposed subtenant would adversely affect other tenants in the Building, if applicable, (ii) the intended use by the proposed subtenant is not permitted under Section 5.1 hereof, or (iii) the intended use by the proposed subtenant would physically damage the Premises.  If Landlord does not respond to Tenant’s request for a Sublease approval within ten (10) business days, Tenant may send a second Notice to Landlord requesting such approval, which Notice request shall be marked with a legend in bold capital letters stating: LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE SUBLEASE ATTACHED TO THIS NOTICE UNLESS LANDLORD INFORMS TENANT IN WRITING WITHIN FIVE (5) BUSINESS DAYS FOLLOWING THE RECEIPT BY LANDLORD OF THIS NOTICE THAT LANDLORD DOES NOT APPROVE SUCH SUBLEASE, and if Landlord fails to respond within five (5) business days following Landlord’s receipt of such second Notice, the proposed Sublease shall be deemed approved.

14.1.3    The following shall be applicable to each Sublease, and each Sublease shall expressly provide, as follows: (A) such Sublease is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may at its option, (1) take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, and the Sublessee thereunder shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such Sublease, (2) require Subtenant to enter into a new lease pursuant to the then executory provisions of such Sublease with Landlord or Landlord’s designee or (3) terminate such Sublease or allow such Sublease to remain terminated to the extent it has terminated by operation of law or otherwise, except that in the case of either (1) or (2), Landlord shall not (i) be liable for any previous act or omission of Tenant under such Sublease, (ii) be subject to any offset or defenses that such Sublessee might have against Tenant, (iii) be bound by any previous amendment, modification of or supplement to such Sublease made without Landlord’s consent, (iv) be bound by any previous prepayment of more than one month’s rent, (v) be obligated to return or otherwise account for any security theretofore deposited to such Sublessee except to the extent that such security shall actually have been turned over to Landlord, or (vi) be bound by any covenant of Tenant (1) to undertake, complete and/or pay for any alterations of the Premises to make same ready for such Sublessee’s occupancy or (2) undertake, complete and/or pay for any restoration, replacement or rebuilding of the space demised to such Sublessee or any other portion of the Premises that may be required, due to any damage or destruction that shall have occurred prior to or after such termination; (B) such Sublease shall automatically terminate upon termination of this Lease, notwithstanding any other provision of the Sublease to the contrary; (C) the Sublessee under such Sublease will have any rights directly against Landlord, and such Sublease shall not create or impose any obligation or liability of Landlord in favor of such Sublessee, and (D) the Sublessee under such Sublease will not have any right to exercise any of Tenant’s rights or options under this Lease.  At any time that a Lease Event of Default exists under this Lease, Landlord will have the absolute right to collect the rentals under the Sublease directly from the Sublessee and apply them to the payment of Rent, and Tenant hereby stipulates and agrees that the Sublessee (a) shall receive full credit against its obligations under the Sublease for all sums so paid to Landlord, and (b) shall be entitled and is hereby directed to rely upon a Notice from Landlord that the rentals under the Sublease are payable to Landlord.  It is understood and agreed, however, that Landlord’s exercise of such right shall not release or diminish Tenant’s obligations under this Lease except to the extent of funds actually received by Landlord.  All profits derived from any Sublease shall be the property of Tenant.

14.1.4    Notwithstanding anything contained in this Lease to the contrary, Tenant shall not (i) sublet all or any part of the Premises or assign this Lease on any basis such that the rental or other amounts to be paid by the subtenant or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Sublessee or assignee, or (ii) sublet all or any part of the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant hereto or pursuant to any Sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.  All references in this Section 14.1.4 to Section 856 of the Code shall also refer to any successor provisions thereto.

14.2          Assignment to an Affiliate.  So long as (x) the owner and holder of the leasehold estate created hereunder is either (i) the “Tenant” hereunder as of the Effective Date or (ii) any successor or assign of the “Tenant” hereunder as of the Effective Date that satisfies the Qualified Transferee Requirements and (y) there does not exist a Lease Event of Default, then Tenant may assign this Lease to an Affiliate of Tenant without the prior consent of Landlord, provided, and on the condition that all of the following conditions are satisfied: (A) the character of such Affiliate of Tenant or the nature of the activities to be conducted by such Affiliate of Tenant would not adversely affect other tenants in the Building, if applicable, (B) the business of such Affiliate of Tenant is in accordance with the use provisions set out in Section 5.1 of this Lease, (C) the intended use by such Affiliate of Tenant would not physically damage the Premises, (D) if such Affiliate of Tenant is a Successor Affiliate, such Successor Affiliate satisfies the Qualified Transferee Requirements, and (E) within five (5) business days following the execution of such assignment of this Lease, Tenant delivers to Landlord written notice of such assignment, such notice to include the following:  (xx) the identity and notice address of such Affiliate of Tenant, and (yy) a certificate of Tenant certifying to Landlord that (I) attached to such certificate is a true, complete and correct copy of such assignment, (II) such assignment complies with the provisions of this Section 14.2 and the provisions of Section 14.4 of this Lease and (III) the assignee is an Affiliate of Tenant and, if applicable, is a Successor Affiliate that satisfies the Qualified Transferee Requirements (together with documentation demonstrating that such assignee is an Affiliate of Tenant and, if applicable, a Successor Affiliate that satisfies the Qualified Transferee Requirements).

14.3          Other Transfers.  Except as provided in Sections 14.1 and 14.2 above, Tenant shall not make any Transfer without Landlord’s express prior written consent, which consent may be given or withheld at Landlord’s sole and absolute discretion; provided, however, with respect to a proposed Transfer, if the proposed Transferee satisfies the Qualified Transferee Requirement, Landlord shall not unreasonably withhold, condition or delay its written consent to such proposed Transfer.

14.4          Effect of Transfer.  Except as hereinafter provided in this Section 14.4, no Transfer (including, without limitation, any assignment to an Affiliate pursuant to Section 14.2 above) will relieve Tenant from liability under this Lease, and each Transferee will be bound by all of the terms and provisions of this Lease.  In the event of any conflict between the terms of this Lease and the terms of the agreement between Tenant and any Transferee, the terms of this Lease shall control. Any violation by a Transferee of the terms and conditions of this Lease shall constitute a default hereunder, subject to the notice and right to cure provisions of Article XIX hereof, for which Tenant shall be fully liable.  Each Transferee shall be obligated to obtain Landlord’s consent to any action as to which Tenant is obligated to obtain such consent under this Lease, including, without limitation, consent to any proposed Alterations.  Landlord shall not be entitled to any funds or other consideration received by Tenant as a result of any Transfer.

14.5          Landlord Attornment; Estoppel Certificates.  As a condition of approval of any Transfer outlined under Sections 14.1 and 14.2 above, any Transferee, at Landlord’s option, will be required to enter into a commercially reasonable form of assumption and/or, as applicable, attornment agreement with Landlord and will agree to execute, acknowledge and deliver to Landlord a commercially reasonable form of estoppel certificate following Landlord’s request.

14.6          Subsequent Subleases or Transfers.  No Sublessee or Transferee shall make any further Sublease or Transfer without the express prior written consent of Landlord, which consent will be granted or withheld in accordance with this Article XIV.

ARTICLE XV.
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1          Surrender of Premises.  No act or thing done by Landlord or by any of Landlord’s agents or employees during the Lease Term will constitute Landlord’s acceptance of a surrender of the Premises unless Landlord specifically acknowledges that intent in an executed written instrument.  The delivery of keys to the Premises to Landlord or any of Landlord’s agents or employees will not constitute a surrender of the Premises or bring about a termination of this Lease, whether or not Landlord retains the keys, and, notwithstanding its earlier delivery of the keys, Tenant will be entitled to the return of the keys at any reasonable time upon request until the Lease Term expires or this Lease is properly terminated in accordance with its terms.  Tenant’s voluntary or other surrender of the Premises, whether accepted by Landlord or not, or a mutual termination of this Lease will not work a merger and, at Landlord’s option, will operate as an assignment to Landlord of all Subleases or subtenancies affecting the Premises.

15.2          Surrender Condition.  Upon the expiration of the Lease Term or the earlier termination of this Lease or of Tenant’s right to possession of the Premises, Tenant shall quit and surrender possession of the Premises to Landlord in Surrender Condition, subject to the provisions of this Article XV.  As used herein, “Surrender Condition” means that condition that is “broom-clean” and in as good order and condition as existed on the Commencement Date and as thereafter improved by Landlord or Tenant and in compliance with Tenant’s Management Standard set forth in Section 7.3, except for ordinary wear and tear, damage that Landlord has the obligation to repair under the terms of this Lease at Landlord’s cost and expense, and Alterations that Tenant does not have the obligation to  remove in accordance with Section 8.2.

15.3          Removal of Tenant’s Property by Tenant.  Upon the expiration of the Lease Term or the earlier termination of this Lease or of Tenant’s right to possession of the Premises, Tenant shall remove or cause to be removed from the Premises, without expense to Landlord, all debris and rubbish and such items of furniture, computer systems, telephone and other special equipment, free-standing cabinet work, workstations and other trade fixtures or articles of personal property installed or placed in the Premises by Tenant or any Tenant-Related Party, and Tenant shall repair at its own expense all damage to the Premises resulting from such removal.

15.4          Removal of Tenant’s Property by Landlord.  Whenever Landlord re-enters the Premises as provided for in this Lease, Landlord may treat any of Tenant’s trade fixtures and personal property that Tenant has failed to remove (i) upon the expiration of the Lease Term in the absence of a default by Tenant, or (ii) within seven (7) days following a termination occurring by reason of Tenant’s default, as abandoned by Tenant and Landlord may dispose of it in any manner that Landlord elects, without any duty or care or obligation to account therefor to Tenant.

15.5          Landlord’s Actions on Premises.  Tenant waives all claims for damages or other liability in connection with Landlord’s reentering and taking possession of the Premises or removing, retaining, storing or selling Tenant’s property under the circumstances described above in Section 15.4, and no such re-entry will constitute a forcible entry.

ARTICLE XVI.
HOLDING OVER

16.1          Holding Over.  If Tenant or any Tenant-Related Party holds over after the expiration of the Lease Term or other termination of this Lease or of Tenant’s right of possession of the Premises, without Landlord’s express written consent, that tenancy will be a tenancy at sufferance, and will not constitute a renewal of the Lease Term created by this Lease or an extension for any further term, but Tenant will be liable for the payment on demand of Base Rent allocable to that portion of the Premises occupied at a monthly rate during the first ninety  (90) days of such hold over period, equal to one hundred fifty percent (150%) of  the monthly Base Rent applicable during the month immediately preceding the expiration of the Lease Term or other termination of this Lease or of Tenant’s right of possession of the Premises; and during the continuation of the holdover beyond that initial ninety (90) day period, Base Rent shall be at a monthly rate equal to two hundred percent (200%) of the monthly Base Rent applicable during the month immediately preceding the expiration of the Lease Term or other termination of this Lease or of Tenant’s right of possession of the Premises. The parties will prorate the holdover rent payable by virtue of the terms of this Section 16.1 effective as of the date on which Tenant surrenders possession of the Premises to Landlord.  That tenancy at sufferance will be subject to every other term, covenant and agreement contained in this Lease (including, without limitation, the obligation to pay all other Rent).  Nothing contained in this Article XVI will constitute Landlord’s consent to any holding over by Tenant or any Tenant-Related Party, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided for in this Lease upon the expiration of the Lease Term or other termination of this Lease or of Tenant’s right of possession of the Premises.  In addition, after the sixtieth (60th) day following the expiration of the Lease Term or other termination of this Lease or of Tenant’s right of possession of the Premises, Landlord may pursue a claim against Tenant for any and all damages Landlord sustains as a result of Tenant’s holdover.  The provisions of this Article XVI will not limit, or constitute a waiver of, any other rights or remedies Landlord has under the terms of this Lease or at law in the event of any unauthorized holding over by Tenant or by any Tenant-Related Parties beyond the expiration of the Lease Term or other termination of this Lease.

ARTICLE XVII.
ESTOPPEL CERTIFICATES

17.1          Estoppel Certificates.  Within twenty (20) days after receipt of a written request by the other party, (i) Landlord will execute, acknowledge and deliver to Tenant a certificate upon which Tenant and each existing or prospective Interest Holder may rely, certifying to the extent accurate: (a) the date of commencement and expiration of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the amount of any security deposit, the monthly amounts of Base Rent and Additional Rent then due under this Lease and the date to which the Rent and other sums payable under this Lease have been paid; and (d) the fact that Landlord has not delivered to Tenant a notice of default or Lease Event of Default under this Lease; and (ii) Tenant will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Interest Holder may rely, certifying to the extent accurate: (a) the date of commencement and expiration of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the amount of any security deposit, the monthly amounts of Base Rent and Additional Rent then due under this Lease and the date to which the Rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in the statement; and (e) such other factual matters as may be reasonably requested by the party.   The parties irrevocably agree that if the requested party fails to execute and deliver such certificate within such twenty (20) day period (or provide written comments to any proposed certificate delivered by the requesting party), the requesting party may provide to the other a second written request with respect to such estoppel certificate which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE AN EVENT OF DEFAULT”.  If the requested party fails to execute and deliver such certificate (or provide written comments to any proposed certificate delivered by the requesting party) within a five (5) business day period following the receipt of requesting party’s second written request therefor, such failure shall constitute an event of default without any further cure period.  The estoppel certificate executed by Tenant shall be substantially in the form of the attached Exhibit D or such other commercially reasonable form acceptable to Tenant as may be required by any prospective purchaser of all or any portion of the Premises or by any Interest Holder.  For the purposes of this paragraph, “acceptable to Tenant” shall mean an estoppel certificate that does not alter or amend Tenant’s rights under this Lease, except as to factual statements relating to this Lease made by the Tenant upon which the requesting party may rely.

ARTICLE XVIII.
SUBORDINATION

18.1          Subordination and Non-Disturbance.  This Lease is subject and subordinate to (i) all present and future ground or underlying leases of the Premises, if any, (ii) the lien of any mortgages or trust deeds now or later encumbering title to all or any portion of the Premises, (iii) all renewals, extensions, modifications, consolidations and replacements of those ground or underlying leases, mortgages or trust deeds, and (iv) all advances made or to be made upon the security of those mortgages or trust deeds, unless the applicable Interest Holder agrees or requires in writing that this Lease be superior to their respective interests in the Premises.  Notwithstanding the foregoing, Landlord’s existing Interest Holder and Tenant have executed and delivered to each other a mutually acceptable form of subordination, non-disturbance and attornment agreement (a “SNDA”) effective as of the Effective Date.  In addition, in consideration of, and as a condition precedent to, Tenant’s agreement to permit its interest arising under the terms of this Lease to be subordinated to any particular future ground or underlying lease of the Project or to the lien of any mortgage or trust deed subsequently encumbering title to all or any portion of the Project, or to any renewals, extensions, modifications, consolidations and replacements of that lease, mortgage or trust deed, the applicable Interest Holder shall tender to Tenant a SNDA in a commercially reasonable form reasonably acceptable to Tenant.  Under the terms of each such SNDA executed in Tenant’s favor in accordance with the immediately preceding sentence, the executing Interest Holder must agree that, so long as no Lease Event of Default has occurred and is continuing, the Interest Holder shall not disturb Tenant’s possession, rights and leasehold interest arising under the terms of this Lease if Landlord defaults in the performance of any of its obligations arising under the terms of the Interest Holder’s lease or mortgage, as the case may be.  Subject to Tenant’s receipt of such SNDA, if any proceedings are brought for the foreclosure of any mortgage described above, or if any ground or underlying lease is terminated, Tenant shall attorn, without any deductions or set-offs whatsoever, to the purchaser at the foreclosure sale or to the lessor under the ground or underlying lease, as the case may be, if the purchaser or lessor requests it to do so, and shall recognize the purchaser or lessor as the lessor under this Lease.  Tenant agrees that the purchaser at the foreclosure sale or the lessor under the ground or underlying lease:  (i) shall have no personal liability as successor to Landlord, and Tenant shall look only to the estate and property of such Interest Holder in and to the Premises or the proceeds thereof for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by such Interest Holder as landlord under this Lease, it being acknowledged and agreed by Tenant that no other property or assets of such Interest Holder shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and the tenant thereunder or Tenant’s use or occupancy of the Premises; (ii) shall not be liable for any act, omission, liability, obligation or default on Landlord’s part in respect of its obligations under this Lease that occurs before the date such party takes title to the Premises (but any such Interest Holder shall be liable for its own default(s) occurring after taking title to the Premises and for default(s) of Landlord that continue after the date such Interest Holder takes title to the Premises); (iii) shall not be liable to the Tenant for any security or other deposits given to Landlord to secure the performance of the Tenant’s obligations hereunder, except to the extent that such Interest Holder shall have acknowledged actual receipt of such security or other deposits in writing; and (iv) shall not be bound by (1) any payment of Rent made more than thirty (30) days in advance of the date it becomes due under the terms of this Lease, or (2) any amendment or modification of this Lease after the date of such SNDA made without the written consent of the applicable Interest Holder if such consent is required under the terms of the ground lease or mortgage, as applicable.  Tenant shall execute or otherwise respond in good faith in writing to a request to enter into a SNDA pursuant to this Section 18.1 within thirty (30) days following Tenant’s receipt of the proposed SNDA.  Within twenty (20) days after Landlord’s request, Tenant shall execute such further instruments or assurances as Landlord may reasonably request to evidence or confirm the subordination or superiority of this Lease to any mortgages, trust deeds, or ground or underlying leases.  Tenant shall cooperate with Landlord in good faith in connection with any proposed financing or refinancing of any portion of the Premises.  In that regard, Tenant shall enter into any amendment or modification of this Lease that a prospective Interest Holder may require so long as the amendment or modification does not materially increase Tenant’s duties or obligations, or materially reduce or otherwise adversely affect Tenant’s rights and benefits, arising under the terms of this Lease.

ARTICLE XIX.
DEFAULTS; REMEDIES

19.1          Events of Default.  The occurrence of any of the following will constitute a  “Lease Event of Default”:

19.1.1    Tenant’s failure to pay in full any Rent or any other charge (including any applicable Late Charge) required by virtue of the terms of this Lease within five (5) days after Tenant’s receipt or deemed receipt of Notice that Tenant has not paid the delinquent amount when due hereunder (provided, however, that after Landlord has given Tenant Notice of failure to pay Rent when due on two (2) separate occasions in any twelve (12) month period, Landlord shall not be required to give Tenant Notice for any subsequent failure during such twelve (12) month period); or

19.1.2    Tenant’s failure to observe or perform any provision, covenant or condition of Article X of this Lease resulting in a lapse of insurance coverage; or

19.1.3    Tenant’s failure to observe or perform any provision, covenant or condition of Article XIV, where the failure continues for thirty (30) days after Tenant’s receipt of Notice that Tenant has not observed or performed such provision, covenant or condition; or

19.1.4    Tenant’s failure to observe or perform any other provision, covenant or condition of this Lease that Tenant must observe or perform where the failure continues for thirty (30) days after Tenant’s receipt of Notice that Tenant has not observed or performed the provision, covenant or condition at the time that observance or performance became due; if, however, the nature of the default is such that it cannot be rectified through the payment of money or the exercise of reasonable diligence within that 30-day period, a default on Tenant’s part will not arise so long as Tenant commences to rectify its failure within that initial 30-day period and subsequently pursues the rectification of its failure with diligence and continuity but in any event within one hundred twenty (120) days of Tenant’s receipt of Landlord’s initial Notice of Tenant’s default; or

19.1.5    To the extent permitted by law, Tenant’s general assignment for the benefit of creditors, or the filing by or against Tenant of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant the case is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant, unless possession is restored to Tenant within sixty (60) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless the seizure is discharged within sixty (60) days.

19.2          Remedies Upon Default.  Upon the occurrence of any Lease Event of Default, Landlord has, in addition to any other remedies available to Landlord at law or in equity, but subject to the limitation set forth in Section 19.2.5 below, the option to pursue without any further Notice or demand whatsoever any one or more of the following remedies, each of which will be cumulative and non-exclusive:

19.2.1    Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and, if Tenant fails to do so, Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying any part of the Premises without prejudice to any other remedy that it may have for possession or arrearage in Rent and without being liable for prosecution or for any claim or damages arising from that re-entry, and Landlord may recover from Tenant the following:

(i)                 The worth at the time of award of the amount of any unpaid Rent that has been earned at the time of the termination; plus
(ii)               The worth at the time of award of the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of rental actually received by Landlord by reletting the Premises during that period; plus
(iii)            The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the fair rental value for the Premises during that period; plus
(iv)             Any other amount necessary to compensate Landlord for all the damages proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from that failure, specifically including, without limitation, (a) brokerage commissions and advertising expenses, expenses of remodeling (including permit fees and design, architectural and engineering fees) any part of the Premises for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, and (b) any penalties, interest, fees or costs incurred by

Landlord as a result of the occurrence of such Lease Event of Default causing Landlord to be in default of any mortgage or other financing of the Premises.

19.2.2    Without terminating this Lease, Landlord may enforce all of its rights under this Lease, including the right to recover all Rent as it becomes due.

19.2.3    Landlord may terminate Tenant’s right of possession (but not this Lease) and immediately repossess the Premises by forcible entry and detainer suit, without thereby releasing Tenant from any liability hereunder and without terminating this Lease, and shall be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises (including reasonable legal fees and costs of suit), (ii) the unpaid Rent earned at the time of termination, plus interest thereon at the Default Rate, and (iii) any other sum of money and damages then owed by Tenant to Landlord under the terms of this Lease.  In addition, Tenant shall remain liable for the payment of all Rent as same become due under the terms of this Lease.  Any payments due Landlord  under this Section 19.2.3 shall be made upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 19.2.3 from time to time.  No delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall any reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

19.2.4    Landlord may apply any sums otherwise payable to Tenant under the terms of this Lease to any Rent then due and payable hereunder; if no Rent is then due and payable, then so long as the Lease Event of Default continues Landlord may withhold such sums to be applied to Rent accruing thereafter.

19.2.5    Except as specifically provided in Section 19.2.1(iii) above, however, Landlord may not seek as damages amounts becoming due under the terms of this Lease in advance of the time that they become due or would have become due absent a termination of this Lease.

19.2.6    As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” will be computed by allowing interest at the Default Rate.  As used in Section 19.2.1(iii) above, the “worth at the time of award” will be computed by discounting each amount in the income stream at a discount rate of six and one-half percent (6.5%).  In determining the “fair rental value for the Premises” during any period, consideration shall be given to the period of time during which the Premises are likely to remain vacant until a new tenant commences payment of rent and to the reasonably anticipated out-of-pocket expenses to be incurred by Landlord to relet the Premises (such as the cost of preparation of the Premises, permit fees, design, architectural and engineering fees, leasing commissions, advertising costs, and reasonable legal fees associated with occupancy by a new tenant).

19.2.7    If applicable, Landlord may terminate Tenant’s right to self-manage the Premises and resume management responsibilities with respect to the Premises, at its election,

either through an Affiliate of Landlord or a third-party management firm selected by Landlord in its sole discretion.

19.2.8    Notwithstanding anything in this Lease to the contrary, Landlord shall not be entitled to, and Tenant shall not be liable for, any punitive, consequential or special damages or loss of profits under this Lease and Landlord waives any rights it may have to such damages under this Lease in the event of a breach or default by Tenant under this Lease (except in the event of an unauthorized holdover by Tenant beyond the sixtieth (60th) day after the Expiration Date or earlier termination date of this Lease as provided in Section 16.1).

19.3          Landlord’s Right to Cure Default.  If Tenant fails to perform any of its obligations arising under the terms of this Lease resulting in a Lease Event of Default within the applicable cure period provided herein after Landlord delivers Notice to Tenant that Tenant is delinquent in respect of that performance, Landlord may, but is not obligated to, make any payment or perform any act on Tenant’s part in order to fulfill the obligation with respect to which Tenant is delinquent without waiving its rights arising by reason of Tenant’s default and without releasing Tenant from its obligations.  Notwithstanding the foregoing, if Landlord reasonably determines that any Emergency Repair is required, Landlord shall have the right to make such repair in accordance with Section 7.2 hereof prior to the expiration of any longer cure period afforded Tenant.

19.4          Payments by Tenant.  Tenant shall pay to Landlord within thirty (30) days after Landlord’s delivery to Tenant of its statements the amount of the expenditures Landlord reasonably made and the expenses Landlord reasonably incurred in connection with Landlord’s rectification of Tenant’s defaults in accordance with the provisions of Section 19.3.  Tenant’s obligations under this Section 19.4 will survive the Lease Termination Date.

19.5          Efforts to Relet.  For the purposes of this Article XIX, Tenant’s right to possession will not be terminated by Landlord’s efforts to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by the appointment of a receiver to protect Landlord’s interests.  The foregoing enumeration is not exhaustive, but merely illustrative of acts that Landlord may perform without terminating Tenant’s right to possession. If Tenant’s right of possession (but not this Lease) is terminated by Landlord, Landlord will use commercially reasonable efforts to the extent required by applicable Legal Requirements that may not be waived (under applicable Legal Requirements) to relet the Premises on such terms and conditions as Landlord reasonably deems acceptable, and if the Premises are so relet, Tenant will receive credit against the sums otherwise payable to Landlord hereunder only for the amount of the Net Reletting Income.  For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises as may be reasonably necessary or desirable.  Landlord reserves the right, however (i) to refuse to lease all or portions of the Premises to any potential tenant that does not meet Landlord’s standards and criteria for leasing other comparable space in the Building, and (ii) to reconfigure the Premises and lease only portions thereof or lease all or part of the Premises in combination with other space.  Tenant shall not be required to remove any alterations or additions Landlord makes on the authority of the foregoing.  As used herein,  “Net Reletting Income” means the amount of all rentals Landlord actually receives in respect of a reletting of the Premises during the period beginning on the date of the termination of this Lease or Tenant’s  right to possession of the

Premises in accordance with the terms of Section 19.2 and ending on what would have been the Lease Termination Date, but for that termination, less all of the costs and expenses Landlord reasonably incurs in connection with that reletting, including, without limitation, leasing commissions, the cost associated with demolition of existing improvements and installation of new improvements or the allowances provided prospective tenants for such demolition or installation, and legal fees.  In no event, however, shall Net Reletting Income be less than zero.

19.6          Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord will not be in default in the performance of any obligation that Landlord is required to perform under the terms of this Lease unless Landlord fails to perform the obligation within thirty (30) days after the receipt of Notice from Tenant specifying in reasonable detail Landlord’s failure to perform; if, however, the nature of Landlord’s obligation is such that it cannot be rectified through the payment of money or the exercise of reasonable diligence within that 30-day period, a default on Landlord’s part will not arise so long as Landlord commences to rectify its failure within that initial 30-day period and subsequently pursues the rectification of its failure with diligence and continuity but in any event within one hundred twenty (120) days of Landlord’s receipt of Tenant’s initial Notice of Landlord’s default.  Furthermore, Tenant will have no rights as a result of the failure by Landlord to perform any obligation that Landlord is required to perform under the terms of this Lease, unless that failure continues for an additional period of thirty (30) days from and after the later to occur of:  (i) the expiration of Landlord’s cure period and (ii) the date on which Tenant gives Notice specifying the obligation Landlord has failed to perform to each Interest Holder whom Landlord has designated by giving Tenant Notice.  Each Interest Holder entitled to receive that notice will have the right (but not the duty) to rectify Landlord’s failure to perform, and Landlord’s failure to perform will not constitute a default so long as the Interest Holder rectifies Landlord’s failure to perform within such additional thirty (30) day period.  A default on Landlord’s part will not arise so long as an Interest Holder commences to rectify Landlord’s failure to perform within that 30-day period and subsequently pursues the rectification of such failure with diligence and continuity.  If any default by Landlord is not cured by Landlord or the Interest Holder within the grace periods established above in this Section 19.6, Tenant may perform on behalf of Landlord the obligation with respect to which Landlord is delinquent.  Notwithstanding the foregoing, if Tenant reasonably determines that any Landlord Emergency Repair is required that Landlord is required hereunder to make, Tenant shall have the right to make such repair, prior to the expiration of Landlord’s extended cure period, under the same terms and conditions applicable to Landlord’s right to make Emergency Repairs under Section 7.2 hereof (but without imposition of any overhead fee).  If an Emergency Situation (as defined herein) or Adverse Condition (as defined herein) involving the Premises or Tenant’s personnel or property exists, then Landlord shall promptly commence and diligently perform or take such actions, if any, required of Landlord under this Lease necessary to cure or remediate such Emergency Situation or Adverse Condition.  Notwithstanding anything to the contrary contained herein, if (i) any Emergency Situation occurs or (ii) there is an actual breach by Landlord of one of its repair, replacement or remediation obligations under this Lease with respect to a Landlord Capital Improvement (and such repair, replacement or remediation is not the result of any act or omission of Tenant or any Tenant-Related Party) (“Landlord Breach”), and such Emergency Situation or Landlord Breach renders the Premises untenantable, or any portion thereof constituting at least one half of a floor or more (an “Adverse Condition”), then Tenant shall give Landlord Notice (which in such event may initially be a telephonic Notice followed by a written Notice) to Landlord and to Landlord’s property manager, if any.  Thereafter, Landlord shall (i) promptly commence a cure with respect to such Emergency Situation or (ii) have five (5) business days to commence a cure of such Adverse Condition, and, in each case, shall diligently prosecute such cure to completion (collectively “Landlord Emergency Repairs”).  For purposes hereof, the term “Emergency Situation” shall mean a situation involving damage or threatened damage (in either case by a Person that is not Tenant or a Tenant-Related Party) in respect of any repair or replacement that Landlord is obligated to make under this Lease that poses an imminent threat:  (x) to the physical well-being of persons at the Building, (y) of material damage to Tenant’s personal property in the Premises.  If Landlord fails to commence to perform such Landlord Emergency Repairs within the applicable timeframe (i.e., promptly with respect to an Emergency Situation or five (5) business days with respect to Adverse Conditions) after Landlord receives notice of the applicable Emergency Condition or Adverse Condition, or, to the extent Landlord commences to cure with such time period but fails to diligently pursue the same to completion, then Tenant, upon providing Landlord with such prior written Notice as is reasonable under the circumstances (which notice: (x) may, if circumstances so dictate, be given by initially contacting by telephone any representative of Landlord at the office of the Building or any person designated by Landlord in writing to Tenant from time to time as an emergency contact person for the Building, and (y) shall clearly indicate that Tenant intends to take steps necessary to remedy the event giving rise to the Emergency Situation or Adverse Condition in question), may perform such Landlord Emergency Repairs or other actions at Landlord’s expense (“Tenant’s Self-Help Notice”).

19.7          Landlord’s Reimbursement.  Landlord shall pay to Tenant within thirty (30) days after Tenant’s delivery to Landlord of an invoice for the amount of the out-of-pocket expenditures Tenant reasonably made and the expenses Tenant reasonably incurred in connection with Tenant’s rectification of Landlord’s defaults in accordance with the provisions of Section 19.6 (“Self-Help Costs”).  If Landlord fails to timely pay those amounts, Tenant may, subject to the provisions of Article XII of this Lease, exercise any other rights provided in this Lease or at law or in equity a suit for actual damages.  Landlord’s obligations under this Section 19.7 will survive the expiration of the Lease Term or the earlier termination of this Lease, but except as otherwise expressly provided in this Lease to the contrary, Tenant shall not have the right to offset Rent or terminate this Lease due to a default by Landlord hereunder.  The remedies provided for in this Lease are in addition to all other remedies available to Tenant at law or in equity by statute or otherwise.  Without limiting the generality of the foregoing, if Landlord fails to pay or reimburse Tenant when due any amount owed to Tenant under this Lease, including, without limitation:  (i) Landlord fails to reimburse Tenant’s Self Help Costs in connection with the exercise of Tenant’s rights pursuant to Section 19.6; or (ii) monetary damages awarded to Tenant in a final, non-appealable order or judgment issued by a court in any legal proceeding, then Tenant shall have the right (subject to the limitations set forth below), as its sole monetary remedy against Landlord, in addition to all other non-monetary remedies available to Tenant at law or in equity by statute or otherwise, to either off-set against Rent due under this Lease or otherwise abate payments of Base Rent, or Additional Rent an amount equal to the applicable amounts owed to Tenant plus interest on the amounts owed to Tenant from the date incurred  until such offset occurs at the Default Rate, but in no event shall any monthly offset exceed twenty percent (20%) of the monthly Base Rent payable to Landlord by Tenant hereunder.  Notwithstanding the foregoing, Tenant shall deliver notice to Landlord of Tenant’s intent to off-set against Rent under this paragraph prior to exercising its right of off-set.  In no event shall

Tenant be permitted to offset (rather than incur) Self-Help Costs so long as Landlord is reasonably disputing, in good-faith, Tenant’s right to exercise its self-help right (for which Landlord notified Tenant in writing by the close of the next business day following receipt of Tenant’s Self-Help Notice), or the amount of the Self-Help Costs.  Self-Help Costs paid by Landlord through reimbursement to Tenant shall be considered as Additional Rent to the extent that such amounts would have constituted Additional Rent if they had been incurred directly by Landlord.  In no event shall Self-Help Costs include any expenses (such as the repair of leasehold improvements) for which Tenant (rather than Landlord) is responsible under this Lease.  Nothing provided herein shall limit Landlord’s right to subsequently dispute Tenant’s right to incur Self-Help Costs and/or the reasonableness of the amount of Self-Help Costs incurred by Tenant.

19.8          Waiver of Lock-Out Rights.  Landlord waives all rights to evict or “lock-out” Tenant from the Premises (pursuant to Section 93.002 of the Texas Property Code, or otherwise), or any portion thereof, without judicial process.

19.9          Waiver of Tenant’s Lien Rights.  Tenant hereby waives and releases any and all lien rights it has under Section 91.004(b) of the Texas Property Code, as well as any and all other statutory or equitable lien rights that it now has or hereafter may have against the rents owed under this Lease or any other property of Landlord

ARTICLE XX.
COVENANT OF QUIET ENJOYMENT

20.1          Quiet Enjoyment.  Landlord covenants that, so long as no Lease Event of Default occurs and is continuing, Tenant will peaceably and quietly have, hold and enjoy the Premises during the Lease Term as against Landlord or those claiming by, through or under Landlord, subject to the terms, covenants, conditions, provisions and agreements set forth in this Lease, subject to Permitted Exceptions and subject to any ground leases, mortgages and trust deeds now or subsequently affecting title to the Premises, but only to the extent that the ground lessor or mortgagee has tendered to Tenant a SNDA in accordance with Article XVIII hereof.  During the Lease Term, except as otherwise expressly provided in this Lease to the contrary, Landlord shall not execute or permit the recording of any easements, licenses, operating agreements, declarations of covenants, conditions or restrictions, underlying or ground leases or similar instruments that encumber or affect title to the Premises without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless Landlord’s execution is mandatory under the terms of Legal Requirements.  The foregoing covenant is in lieu of any other covenant, express or implied.

ARTICLE XXI.
SIGNS

21.1          Signs.  Tenant shall have the right to name the Building and shall maintain, at Tenant’s sole cost and expense, exterior identification signage reflecting the name selected by Tenant on the Building parapet.  Any change to or replacement of such signage shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld and only to ensure the structural integrity of the roof and/or the parapet).  In addition, Tenant shall have the right to continue to use a listing of Tenant’s name (“Tenant’s Monument Signage”) on the existing monument sign located on the exterior grounds of the Premises.  Any change to or replacement of Tenant’s Monument Signage shall be subject to Landlord’s approval with respect thereto, such approval not to be unreasonably withheld by Landlord.  In the event Tenant changes its name, Tenant shall have the right to change the name of the Building and Tenant’s Monument Signage to reflect Tenant’s new name upon Notice to Landlord; provided, that all reasonable, out-of-pocket costs incurred by Landlord in connection with any such change shall be reimbursed by Tenant to Landlord within thirty (30) days following Landlord’s written invoice therefor.  In addition, Tenant may install Tenant’s standard business logo and/or identification signage on the interior walls of the elevator lobbies of full floors of the Building leased by Tenant at its expense without Landlord’s prior written approval.  The location, quality, design, style and size of all signage must comply with all restrictions established by all Legal Requirements, and the Permitted Exceptions.  Upon the expiration of the Lease Term or the earlier termination of this Lease or Tenant’s right to possession with respect to any portion of the Premises, Tenant must remove all signage that Tenant previously installed on those portions of the Premises surrendered to Landlord, and Tenant must remove Tenant’s parapet signage and Tenant’s Monument Signage, and shall repair all damage to the Premises caused by that removal at Tenant’s expense, such removal and repair to be performed in a good and workmanlike manner in accordance with all Legal Requirements, and no such removal or repair shall result in any lien being assessed against the Premises which Tenant does not remove or “bond around” as set forth in Section 9.1 hereof.  If Tenant does not promptly remove Tenant’s parapet signage and Tenant’s Monument Signage, Landlord may remove Tenant’s parapet signage and Tenant’s Monument Signage and deliver same to Tenant at Tenant’s proposed storage location, the reasonable costs of which shall be at Tenant’s expense.

ARTICLE XXII.
COMPLIANCE WITH LAW

22.1          Compliance with Law.  Tenant shall comply at its expense with all Legal Requirements that may be applicable to the Premises, including, without limitation, all Legal Requirements that impose any duty or requirement, or proscribe any restriction or prohibition, relating to the use, leasing, occupation or alteration of the Premises, including, without limitation, the Americans with Disabilities Act of 1990 and the Texas Architectural Barriers Act, as same may be amended from time to time. Tenant will promptly notify Landlord of any notice of an alleged violation of a Legal Requirement applicable to the Premises that Tenant receives from any governmental body or authority, or taxing authority.  If a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants now or subsequently imposes on Landlord or Tenant any standard or regulation (other than those relating to Landlord’s obligations hereunder), Tenant shall comply promptly with that standard or regulation at its sole cost and expense.  In making the covenants set forth in this Section 22.1, Tenant does not undertake to perform any obligation that Landlord has expressly undertaken elsewhere in this Lease.

Subject to the GAAP Termination Reimbursement Conditions (as defined below), if, during the last three (3) years of the Lease Term, Tenant incurs any capital expenditure (determined in accordance with GAAP) in order to comply with Tenant’s Management Standard and/or to comply with any Legal Requirement pursuant to this Section 22.1 for an Alteration that (i) has an expected useful life (determined in accordance with GAAP) that extends beyond the scheduled Lease Termination Date, and (ii) is not a Minor Alteration, and if Tenant informs Landlord at or before the time that Tenant submits the plans and specifications for such Alteration to Landlord for approval in accordance with Article VIII above that Tenant intends to request reimbursement for a portion of such costs from Landlord, and provided no Lease Event of Default then exists, Landlord will reimburse Tenant for the portion of such capital expenditure that is not allocable to the remaining Lease Term based on the expected useful life thereof (allocated on a straight-line basis, over such useful life).  Notwithstanding the immediately preceding sentence, however, such reimbursement obligations of Landlord shall be subject to the following conditions (the “GAAP Termination Reimbursement Conditions”): (a) there does not exist any Lease Event of Default and (b) the aggregate amount of all such capital expenditures does not exceed $500,000, provided, however, that if the aggregate amount of all such capital expenditures exceeds $500,000, then the obligations of Landlord in respect of this paragraph shall be limited as if the aggregate amount of all such capital expenditures was equal to $500,000.  Subject to the GAAP Termination Reimbursement Conditions, Landlord shall make any such reimbursement within thirty (30) days after receiving Tenant’s invoice and supporting documentation relating to the Alteration.  If Tenant thereafter exercises its Option to Extend pursuant to Article XXVI below, Landlord shall not be obligated to make any more of such reimbursements and Tenant will repay to Landlord the amount of any such reimbursements previously made by Landlord, plus interest thereon at the Prime Rate in effect from time to time during the intervening period, within thirty (30) days after Landlord’s written demand therefor.

ARTICLE XXIII.
DEFAULT INTEREST

23.1          Default Interest.  During the continuance of any Lease Event of Default by Tenant, any Rent or other amounts that Tenant owes to Landlord in accordance with the terms of this Lease that remain unpaid or are not paid when due will bear interest from the date originally due until the date paid at the Default Rate.  During the continuance of any Landlord default beyond applicable cure period(s) following notice, any amounts that Landlord owes to Tenant in accordance with the terms of this Lease that remain unpaid or are not paid when due will bear interest from the date originally due until the date paid at the Default Rate.

ARTICLE XXIV.
ENTRY BY LANDLORD

24.1          Landlord’s Entry.  Landlord reserves the right at all reasonable times and upon reasonable Notice (but no less than one business day prior Notice except in the event of an emergency) to Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or to the lessors designated in ground or underlying leases; (iii) show the Premises to prospective tenant(s) at the Premises (but only during the final eighteen (18) months of the Lease Term if Tenant does not timely exercise any applicable Option to Extend); (iv) post notices of non-responsibility; (v) perform the obligations of Landlord under Section 7.1 and Articles XI and XIII; (vi) to determine whether Tenant is performing its required maintenance and repair of the Premises and other obligations hereunder; or (vii) for any other purpose as Landlord may reasonably deem necessary or desirable.  Unless an emergency involving the threat of imminent harm to persons or any of the Premises exists or the circumstances described in the following sentence exist, Tenant may establish as a condition to Landlord’s entry into the Premises the requirement that a representative of Tenant shall be entitled to accompany Landlord’s employees, agents or contractors at all times that they are present on the Premises and that, if Landlord performs any construction, alteration or repair work at the Premises, Landlord be required to deliver, or cause Landlord’s contractors to deliver, a certificate of insurance evidencing a commercially reasonable amount of commercial general liability insurance coverage naming Landlord as named insured, and naming Tenant as an additional insured thereunder.  Notwithstanding anything to the contrary contained in this Article XXIV, Landlord may enter the Premises at any time after Tenant’s receipt of any required Notice to (x) take possession following the occurrence of an Lease Event of Default in the manner provided in Article XIX, and (y) perform any covenants of Tenant that Tenant fails to perform.  Landlord may make those entries without the abatement of Rent and may take such reasonable steps as may be necessary to accomplish the stated purposes; Landlord will, however, use commercially reasonable efforts to accomplish each entry as expeditiously as reasonably practicable and in a manner so as to cause as little interference to the conduct of Tenant’s business on the Premises as reasonably possible.  For each of the above purposes, Landlord will have at all times keys with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas that Tenant designates in advance.  In an emergency, Landlord has the right to use any means that Landlord may reasonably deem proper to open the doors in and to the Premises, but such right does not imply an obligation to respond to any emergency.  Any entry into the Premises in the manner described above in this Article XXIV will not constitute a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  The terms of Section 10.4 of this Lease will apply to any damages or loss Tenant sustains by reason of Landlord’s entry into the Premises on the authority of this Article XXIV.  Landlord shall not, during its exercise of any rights under this Lease, unreasonably interfere with Tenant’s use or occupancy of the Premises for the operation of its business, and shall perform any materially, disruptive repair work during non-business hours, when practicable in Landlord’s reasonable discretion (except for emergency repairs).  Upon request of Landlord, Tenant shall make available to Landlord such repair and maintenance books and records, and existing plans and specifications, as may be reasonably necessary for Landlord to perform any of the actions described in this Section 24.1.

ARTICLE XXV.
TENANT PARKING

25.1          Tenant Parking.  Landlord shall, at the commencement of the Lease Term, provide Tenant with approximately 546 parking spaces in the Parking Facilities, Tenant has the right to determine the number and location of any reserved parking spaces in the Parking Facilities.  On a temporary basis in the event of a casualty or temporary taking (but subject to the casualty and condemnation provisions in Articles XI and XIII of this Lease) and in the event of a permanent taking of any part of the Premises, Landlord may reasonably change the size, configuration, design, layout, location and all other aspects of the Parking Facilities.  Under those circumstances, Landlord may close-off or restrict access to the Parking Facilities or temporarily relocate the Parking Facilities within a reasonable distance of the Building for purposes of permitting or facilitating any related construction, alteration or improvements, without incurring any liability to Tenant and without any abatement of Rent under this Lease, unless otherwise provided for in this Lease.  Otherwise, Tenant shall retain exclusive control of the  Parking Facilities with Tenant’s use thereof to be regulated solely by Legal Requirements.  Tenant shall not be charged any rental or fee to use the Parking Facilities throughout the Lease Term.

ARTICLE XXVI.
OPTION TO EXTEND

26.1          Terms of Options.  Landlord grants to Tenant irrevocable rights and options to extend (each an “Option to Extend”) the Lease Term as to the entire Premises for five (5) additional periods of five (5) years each (each an “Option Term”), in accordance with, and subject to, the terms and provisions stated and set forth herein.  Tenant must deliver Notice (the “ Preliminary Notice”) to Landlord no later than eighteen (18) months prior to the scheduled Lease Termination Date of Tenant’s desire to commence the process set forth in subsequent Sections of this Article XXVI for the entire Premises.  If Tenant fails to provide the Preliminary Notice by the date that is eighteen (18) months prior to the scheduled Lease Termination Date, the applicable Option to Extend will expire.  Tenant’s right to exercise subsequent Option(s) to Extend shall be conditioned upon Tenant’s extension of the Lease Term for all previous Option Term(s).

26.2          Determination of Fair Market Rental Rate.  Landlord shall provide Notice to Tenant of Landlord’s determination of the Fair Market Rental Rate (as defined in Section 26.3 below) not later than thirty (30) days after Landlord’s receipt of Tenant’s Preliminary Notice.  Tenant will have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s Notice of the Fair Market Rental Rate within which to either (i) accept the Fair Market Rental Rate Landlord proposes, (ii) object to that proposal in writing, or (iii) rescind the delivery of its Preliminary Notice.  Tenant’s failure to respond to Landlord’s determination of the Fair Market Rental Rate within Tenant’s Review Period will constitute Tenant’s rescission of its Preliminary Notice.  The Option to Extend will expire upon a rescission or deemed rescission of Tenant’s Preliminary Notice.  If Tenant objects to the Fair Market Rental Rate Landlord submits, Tenant shall simultaneously deliver to Landlord, within Tenant’s Review Period, Tenant’s determination as to the appropriate Fair Market Rental Rate and the delivery of such determination will constitute Tenant’s irrevocable exercise of its Option to Extend with respect to the entire Premises.  Following Tenant’s delivery of Tenant’s determination as to the appropriate Fair Market Rental Rate,  Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rental Rate.  If Landlord and Tenant fail to reach agreement on the Fair Market Rental Rate by the date which is thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), Tenant may either (i) rescind its Preliminary Notice or (ii) submit the determination of the Fair Market Rental Rate to binding arbitration in accordance with the following provisions:

26.2.1    Not later than fifteen (15) days following the Outside Agreement Date, Landlord and Tenant shall mutually select and appoint one arbitrator who is either a (i) professional real estate broker (who is not an Affiliate of Landlord or Tenant) who has been continuously active for the five-year period ending on the date of the appointment in the sale and leasing of Comparable Buildings or (ii) an MAI real estate appraiser (who is not an Affiliate of Landlord or Tenant) who has been continuously active for the five-year period ending on the date of the appointment in the appraising Comparable Buildings and has experience in determining market rental rates for lease transactions of comparable size (in terms of square footage leased).  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization most similar).  The arbitrator’s determination will be limited solely to the issue of which of the parties’ determinations of the Fair Market Rental Rate submitted in accordance with the provisions of this Section 26.2 is closer to the actual Fair Market Rental Rate as independently determined by the arbitrator.  The party’s determination of the Fair Market Rental Rate that such arbitrator determines is closer to the actual Fair Market Rental Rate shall be the Base Rent for the period of the Option Term.

26.2.2    Within thirty (30) days after the date of the appointment of the arbitrator, the arbitrator will give the parties written notice of his or her determination as to which of the parties’ determinations regarding the Fair Market Rental Rate will be deemed to be the Base Rent for the ensuing Option Term.

26.2.3    On the arbitrator’s initiative or at the request of either party, the arbitrator will require the presentation of evidence or the submission of briefs regarding the methodology and data the parties used in arriving at their respective determinations of the Fair Market Rental Rate.

26.2.4    The decision of the arbitrator will bind the parties as to the determination of the Fair Market Rental Rate.

26.2.5    If the parties fail to agree and appoint an arbitrator within the time specified above, that appointment will be made by the Houston, Texas Chapter of the American Arbitration Association, or, if it refuses to act, by any judge having jurisdiction over the parties.

26.2.6    The parties shall equally share the cost of the arbitration.

26.2.7    Upon a determination of Fair Market Rental Rate, the parties will promptly amend this Lease to document the extension of the Lease Term.  The Base Rent payable by Tenant with respect to such Option Term shall be the Fair Market Rental Rate agreed to by, or determined by arbitration for, the parties (as applicable) as provided in this Article XXVI.

26.3          Fair Market Rental Rate.  The term “Fair Market Rental Rate” means the prevailing market rental rate (stated in the form of an annual net rent per square foot of rentable area) that a willing tenant would pay, and a willing landlord would accept, at the time of determination in arm’s length, bona fide negotiations for a comparable contemporaneous office lease transaction for the entire Premises for the applicable Option Term.  The determination of the Fair Market Rental Rate will be based upon a comparison of the terms of this Lease that will be applicable during the ensuing Option Term to other lease transactions in Comparable Buildings, with appropriate adjustments as necessary to equate the comparable leases with the applicable terms of this Lease, taking into consideration all relevant factors, including, without limitation, (i) the annual rental rates and operating expense costs per square foot, (ii) the extent of the lessee’s liability for the performance of the covenants set forth in the lease, (iii) abatement provisions reflecting free rent or no rent subsequent to the commencement date as to the premises in question, (iv) length of the lease term, (v) size (provided that each comparable lease transaction involves no less than 50,000 rentable square feet of space),  age, quality (including the quality of building systems), layout, site improvements, and location of premises being leased, (vi) building standard work letter or lessee improvement allowances, if any, (vii) other tenant concessions such  as leasing commissions paid to the tenants’ brokers or agents (to the extent not already taken into account in item (i) above), lease assumptions and/or moving allowances, if any, (viii) whether or not such comparable tenants (1) have previously occupied the property, (2) have an equity interest in the property, or (3) are leasing the property directly from its owner (as distinguished from subleasing from a tenant), (ix) term or length of lease, (x) the time the particular rate under consideration was agreed upon and become or is to become effective, (xi) the distinctions between a full service “gross” lease, a “net” lease, and a “triple net” lease; (xii) the extent of services provided or to be provided, and (xiii) other generally applicable conditions of tenancy for such comparable transactions.

26.4          Tenant’s Exercise of Option to Extend.  Tenant’s proper exercise of the applicable Option to Extend will extend the Lease Term for the ensuing Option Term and all terms, covenants and conditions of this Lease will remain in full force and effect during the ensuing Option Term except that the Base Rent with respect to the Premises during that Option Term will be the Fair Market Rental Rate.

26.5          Risk of Loss.  The rights and obligations of the Landlord and Tenant under this Article XXVI will not be affected by the occurrence of any damages to the Premises or any portion thereof by fire or other casualty, whether occurring before or after Tenant exercises the Option to Extend.  If the Fair Market Rental Rate has not been determined prior to the occurrence of such fire or other casualty, the parties agree that such determination will be made as if the damages to the Premises had not occurred and all improvements to the Premises were in the condition in which they existed immediately prior to such casualty event.  If the Fair Market Rental Rate has been determined prior to the occurrence of such fire or other casualty, the parties agree that no discount or reduction shall be made to the previously determined amounts because of such damages.  Unless the parties mutually agree otherwise, the repair and restoration of the damages will proceed in accordance with Section 11.1.3(b) or Section 11.2 above.

ARTICLE XXVII.
TENANT’S PURCHASE RIGHT OF FIRST OFFER

27.1          Landlord’s  ROFO Notice.  In the event Landlord desires to sell the Premises at any time during the Lease Term (as may be extended), prior to initiating negotiations with prospective purchasers regarding the possible sale, Landlord shall first offer to sell the Premises to Tenant (“Tenant’s ROFO”).  Any such offer to Tenant shall be in writing, and shall state the terms upon which Landlord would be willing to sell the Premises to Tenant including without limitation, the proposed purchase price, earnest money requirements, duration of inspection period and other pertinent time periods, closing date and any other material terms or conditions (“Landlord’s ROFO Notice”).  Landlord shall also submit together with Landlord’s ROFO Notice a copy of any proposed Project offering memorandum or brochure to the extent one has been prepared at such time.

27.2          Exercise of Tenant’s ROFO.  Tenant shall have the right and option to exercise Tenant’s ROFO and purchase the Premises, for the price and upon the terms and conditions specified in the Landlord’s ROFO Notice, which right and option may be exercised only by giving Notice of exercise thereof to Landlord within thirty (30) days following the date on which Tenant receives the Landlord’s ROFO Notice.

27.3          Effect of Tenant’s Election.  If Tenant exercises the Tenant’s ROFO in accordance with Section 27.2 above, Landlord and Tenant will, within thirty (30) days following such exercise of the Tenant’s ROFO, enter into a purchase and sale agreement documenting the terms and conditions of the sale of the Premises as expressed in Landlord’s ROFO Notice and shall proceed to a closing of the sale in accordance with Section 27.5 below.  Tenant shall pay, by wire transfer, the deposit required under such purchase and sale agreement, which shall be held by a national title company designated by Landlord.  Tenant agrees that such purchase and sale agreement may provide for, among other things, an "AS IS" transaction and for an all-cash with no financing contingency transaction.  If, however, Tenant fails or declines to exercise Tenant’s ROFO in accordance with Section 27.2 above, Tenant’s ROFO with respect to the Premises shall automatically terminate, and Landlord shall have the right for a period of eighteen (18) months from and after the expiration of such thirty (30) day period in which to consummate the sale of the Premises to a third party as long as the purchase price of such sale is not less than ninety-five percent (95%) of that specified in Landlord’s ROFO Notice.  If Landlord has not consummated the sale of the Premises within such eighteen (18) month period, and Landlord still desires to sell the Premises, Landlord must resubmit the same Landlord’s ROFO Notice or a revised Landlord’s ROFO Notice (in Landlord’s discretion) with respect to the Premises to Tenant for which Tenant shall have another opportunity to purchase the Premises only on such terms by exercising Tenant’s ROFO within thirty (30) days of its receipt of such Landlord’s ROFO Notice, failing of which Tenant’s ROFO shall be deemed terminated and of no further force and effect.  If Landlord desires to sell the Premises to a third-party for a proposed purchase price that is less than ninety-five percent (95%) of that specified in Landlord’s ROFO Notice, Tenant’s ROFR granted to Article XXVIII shall apply to such third-party sale, but Tenant will have thirty (30) days to respond to Landlord’s ROFR Notice.  Except in such one instance, Tenant’s ROFR shall only apply to unsolicited bona fide third-party purchase offers that Landlord desires to accept in accordance with Article XXVIII below.

27.4          Termination of Tenant’s ROFO Upon Sale to a Third Party.  Subject to the provisions of Section 27.3 above, if the Premises shall be sold by Landlord to a third party after Tenant has failed or declined to exercise Tenant’s ROFO in response to Landlord’s ROFO Notice with respect to such sale, the third-party purchaser shall take the Premises unencumbered by Tenant’s ROFO and Tenant’s ROFR, and Tenant’s ROFO and Tenant’s ROFR shall terminate in all respects.

27.5          Closing.  The Premises shall be sold to Tenant on the terms set forth in Landlord’s ROFO Notice.  At the closing of the sale, Landlord shall execute a special warranty deed conveying title to the Premises to Tenant subject only to the Permitted Exceptions, any standard printed exceptions shown in a standard TLTA form of owner’s policy of title insurance and all other matters of record that were not caused by Landlord or any Landlord-Related Party.  Landlord shall comply with all reasonable requirements set forth on Schedule C of the title commitment necessary for issuance of such owner’s title policy and shall execute such other documents as are customary for a seller to execute at similar closings, including settlement statements, lien affidavits, and certificates of non-foreign status. Landlord shall assign at closing all deposits appurtenant to the Premises and any space leases, and Tenant shall assume all obligations arising thereunder following the closing date.  Tenant shall also execute such closing documents as are customary for a purchaser to execute at similar closings, including lien affidavits and settlement statements.  Landlord and Tenant shall reasonably cooperate with each other to effectuate the closing, and each shall pay its respective share of customary closing costs.  Rents shall be prorated (and the purchase price adjusted accordingly) as of the closing date.  If Tenant fails to consummate the closing on or prior to the required closing date for any reason other than a default by Landlord, then at Landlord’s option (i) Tenant’s exercise of Tenant’s ROFO shall terminate in all respects or (ii) Landlord may seek an action for specific performance with respect to Tenant’s obligation to consummate the closing.

27.6          Tenant’s ROFO Personal to Tenant.  Tenant’s ROFO is (I) personal to Tenant and may not be assigned to or exercised by any other third party and (II) may be exercised by Tenant only if Tenant is either (i) the “Tenant” hereunder as of the Effective Date or (ii) any successor or assign of the “Tenant” hereunder as of the Effective Date that satisfies the Qualified Transferee Requirements. The Tenant’s ROFO may not be exercised if there exists a Lease Event of Default.

27.7          Duration of Tenant’s ROFO.  The terms and provisions of this Article XXVII shall be binding upon Landlord and Tenant effective upon the Commencement Date and continuing thereafter until the Lease Termination Date, subject to termination as provided in this Article XXVII.

27.8          Exclusions. Notwithstanding any other provision of this Article XXVII to the contrary, during the Lease Term, the provisions of this Article XXVII shall not apply to, prohibit or be triggered by (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Premises, (ii) any sale of the Premises pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security interest or device to which Landlord’s interest in the Premises are now or hereafter subject, (iii) any transfer of Landlord’s interest in the Premises to an Interest Holder, beneficiary under deed of trust of other holder of a security interest therein by deed in lieu of foreclosure, (iv) any transfer of the Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Premises to any Affiliate of Landlord, or (vi) any transfer of the ownership interests (or a portion thereof) in Landlord or any of the entities that comprise Landlord by the owners thereof.

27.9          Confidentiality.  Tenant covenants and agrees that, except as may be required by applicable Legal Requirements, the existence of Tenant’s ROFO and the financial terms and conditions of any offer to sell, or any third-party offer to purchase, the Premises that may be disclosed to Tenant pursuant to this Article XXVII shall be kept strictly confidential, and shall not be disclosed by Tenant to any third-party until such time as Tenant receives a Landlord’s ROFO Notice.  Then, in such event, Tenant may only disclose the existence of Tenant’s ROFO and the terms of the offer disclosed in the Landlord’s ROFO Notice to certain third-parties on a “need-to-know” basis such as lenders, attorneys, accountants, consultants, and other third parties engaged by Tenant to assist in evaluating such disclosed information for the sole purpose of Tenant’s election (or not) to exercise Tenant’s ROFO, and as otherwise may be required by applicable Legal Requirements.  Tenant shall not under any circumstance disclose to any other third-party the existence of Tenant’s ROFO.  Tenant shall also cause such third-parties to maintain the confidentiality of the information disclosed to such third-parties by procuring from each such third-party prior to disclosure to such third-party a confidentiality agreement in favor of Landlord in form substantially similar to that attached to this Lease as Exhibit E.  Notwithstanding the foregoing, any information deemed in writing by Landlord to be of a proprietary nature shall not be disclosed under any circumstances by Tenant except as may be approved in advance in writing by Landlord.

ARTICLE XXVIII.
TENANT’S PURCHASE RIGHT OF FIRST REFUSAL

28.1          Landlord’s  ROFR Notice.  In the event Landlord desires to sell the Premises at any time during the Lease Term (as may be extended), has not issued a Landlord’s ROFO Notice to Tenant and receives an unsolicited bona-fide written purchase offer from a third party that Landlord wishes to accept, Landlord shall first offer to sell the Premises to Tenant on the terms set forth in such third-party offer (“Tenant’s ROFR”).  Any such offer to Tenant shall be in writing, and shall state the terms of such third-party offer including without limitation, the proposed purchase price, earnest money requirements, duration of inspection period and other pertinent time periods, closing date and any other material terms or conditions (“Landlord’s ROFR Notice”).  For the avoidance of doubt, if Landlord has complied with Landlord’s obligations under Article XXVII hereof (including, without limitation, the penultimate sentence of Section 27.3 hereof, if applicable) in respect of such offer, then Landlord shall have no obligations in respect of such offer under this Article XXVIII.

28.2          Exercise of Tenant’s ROFR.  Tenant shall have the right and option to exercise Tenant’s ROFR and purchase the Premises, for the price and upon the terms and conditions specified in the Landlord’s ROFR Notice, which right and option may be exercised only by giving Notice of exercise thereof to Landlord within ten (10) business days following the date on which Tenant receives the Landlord’s ROFR Notice or three (3) days prior to the expiration of the third-party offer specified in Landlord’s ROFR Notice, whichever occurs later.

28.3          Effect of Tenant’s Election.  If Tenant exercises Tenant’s ROFR in accordance with Section 28.2 above, the parties will promptly enter into a purchase and sale agreement documenting the terms and conditions of the sale of the Premises as expressed in Landlord’s ROFR Notice and shall proceed to a closing of the sale in accordance with Section 28.5 below.  Tenant shall pay, by wire transfer, the deposit required under such purchase and sale agreement, which shall be held by a national title company designated by Landlord.  Tenant agrees that such purchase and sale agreement may provide for, among other things, an "AS IS" transaction and for an all-cash with no financing contingency transaction.  If, however, Tenant fails or declines to exercise Tenant’s ROFR in accordance with Section 28.2 above, Tenant’s ROFR with respect to the Premises shall automatically terminate, and Landlord shall have the right to sell the Premises to a third party that first presented the unsolicited written offer, or to another third party, as long as the terms and conditions of such sale are not materially more favorable to the third-party purchaser than those specified in Landlord’s ROFR Notice.

28.4          Termination of Tenant’s ROFR Upon Sale to a Third Party.  Subject to the provisions of Section 28.3 above, if the Premises shall be sold by Landlord to a third party after Tenant has failed to exercise Tenant’s ROFR in response to Landlord’s ROFR Notice with respect to such sale, the third-party purchaser shall take the Premises from Landlord unencumbered by Tenant’s ROFR and Tenant’s ROFO, and Tenant’s ROFR and Tenant’s ROFO shall terminate in all respects.

28.5          Closing.  The Premises shall be sold to Tenant on the terms set forth in Landlord’s ROFR Notice.  At the closing of the sale, Landlord shall execute a special warranty deed conveying title to the Premises to Tenant subject only to the Permitted Exceptions, any standard printed exceptions shown in a standard TLTA form of owner’s policy of title insurance and all other matters of record that were not caused by Landlord or any Landlord-Related Party.  Landlord shall comply with all reasonable requirements set forth on Schedule C of the title commitment necessary for issuance of such owner’s title policy and shall execute such other documents as are customary for a seller to execute at similar closings, including settlement statements, lien affidavits, and certificates of non-foreign status.  Landlord shall assign at closing all deposits appurtenant to the Premises and any space leases, and Tenant shall assume all obligations arising thereunder following the closing date.  Tenant shall also execute such closing documents as are customary for a purchaser to execute at similar closings, including lien affidavits and settlement statements.  Landlord and Tenant shall reasonably cooperate with each other to effectuate the closing, and each shall pay its respective share of customary closing costs.  Rents shall be prorated (and the purchase price adjusted accordingly) as of the closing date.  If Tenant fails to consummate the closing on or prior to the required closing date for any reason other than a default by Landlord, then at Landlord’s option (i) Tenant’s exercise of Tenant’s ROFR shall terminate in all respects or (ii) Landlord may seek an action for specific performance with respect to Tenant’s obligation to consummate the closing.

28.6          Tenant’s ROFR Personal to Tenant.  Tenant’s ROFR (I) is personal to Tenant, and may not be assigned to or exercised by any other third party and (II) may be exercised by Tenant only if Tenant is either (i) the “Tenant” hereunder as of the Effective Date or (ii) any successor or assign of the “Tenant” hereunder as of the Effective Date that satisfies the Qualified Transferee Requirements.  The Tenant’s ROFR may not be exercised if there exists a Lease Event of Default.

28.7          Duration of Tenant’s ROFR.  The terms and provisions of this Article XXVIII of this Lease of this Lease shall be binding upon Landlord and Tenant effective upon the Commencement Date and continuing thereafter until the Lease Termination Date, subject to termination as provided in this Article XXVIII.

28.8          Exclusions. Notwithstanding any other provision of this Article XXVIII to the contrary, the provisions of this Article XXVIII shall not apply to, prohibit or be triggered by (i) any mortgaging, subjection to deed  of trust or other hypothecation of Landlord’s interest in the Premises, (ii) any sale of the Premises pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security interest or device to which Landlord’s interest in the Premises are now or hereafter subject, (iii) any transfer of Landlord’s interest in the Premises to an Interest Holder, beneficiary under deed of trust of other holder of a security interest therein by deed in lieu of foreclosure, (iv) any transfer of the Premises to any governmental or quasi governmental agency with power of condemnation, (v) any transfer of the Premises to any Affiliate of Landlord, or (vi) any transfer of the ownership interests (or a portion thereof) in Landlord or any of the entities that comprise Landlord by the owners thereof.

28.9          Confidentiality.  Tenant covenants and agrees that, except as may be required by applicable Legal Requirements, the existence of Tenant’s ROFR and the financial terms and conditions of any offer to sell, or any third-party offer to purchase, the Premises that may be disclosed to Tenant pursuant to this Article XXVIII shall be kept strictly confidential, and shall not be disclosed by Tenant to any third-party until such time as Tenant receives a Landlord’s ROFR Notice.  Then, in such event, Tenant may only disclose the existence of Tenant’s ROFR and the terms of the offer disclosed in the Landlord’s ROFR Notice to certain third-parties on a “need-to-know” basis such as lenders, attorneys, accountants, consultants, and other third parties engaged by Tenant to assist in evaluating such disclosed information for the sole purpose of Tenant’s election (or not) to exercise Tenant’s ROFR, and as otherwise may be required by applicable Legal Requirements.  Tenant shall not  under any circumstance disclose to any other third-party the existence of Tenant’s ROFR.  Tenant shall also cause such third-parties to maintain the confidentiality of the information disclosed to such third-parties by procuring from each such third-party prior to disclosure to such third-party a confidentiality agreement in favor of Landlord in form substantially similar to that attached to this Lease as Exhibit E.  Notwithstanding the foregoing, any information deemed in writing by Landlord to be of a proprietary nature shall not be disclosed under any circumstances by Tenant except as may be approved in advance in writing by Landlord.

28.10      Termination of Lease.  In the event Tenant acquires the right, title and interest of Landlord in the Premises pursuant to this Article XXVIII of this Lease without assumption of any existing mortgage indebtedness encumbering the Premises, then, at Tenant’s option, the estates of Landlord and Tenant shall merge and this Lease will be extinguished.

ARTICLE XXIX.
MISCELLANEOUS PROVISIONS

29.1          Terms.  The necessary grammatical changes required to make the provisions of this Lease apply either to corporations or partnerships or individuals, men or women, as the case may require, will be assumed in all cases as though in each case fully expressed.  All definitions shall be equally applicable to the singular and plural uses of the terms defined.

29.2          Binding Effect.  Each of the provisions of this Lease extends to, binds and inures to the benefit of Landlord and Tenant and their respective successors or permitted assigns.

29.3          Modification of Lease.  If any current or prospective Interest Holder that holds or anticipates holding an interest in the Premises requires a modification of this Lease that will not cause Tenant to incur any increased cost or adversely change Tenant’s rights and obligations arising under the terms of this Lease, Tenant shall execute those documents that are reasonably necessary to accomplish that modification and deliver the documents to Landlord within thirty (30) days following Landlord’s request.

29.4          Memorandum of Agreement.  Neither party hereto shall record this Lease.  The parties shall join in the execution of a “short form” memorandum of this Lease in substantially the form of Exhibit G and the parties shall file such memorandum in the real property records of Montgomery County, Texas on the Effective Date.  Upon the Lease Termination Date the parties shall release the memorandum of record.  Upon the expiration or termination prior to the Lease Termination Date of any right or obligation to which express reference is made in the memorandum, the parties shall amend the memorandum of record to delete the reference to that right or obligation.

29.5          Transfer of Landlord’s Interest.  Subject to Articles XXVII and XXVIII of this Lease, Landlord has the right without Tenant’s consent to transfer all or any portion of its interest in the Premises, and/or in this Lease to any party, and if that transfer occurs and the transferee assumes all obligations Landlord undertakes under the terms of this Lease, whether arising before or after the date of the assignment, Landlord will have no further liability under this Lease.  Landlord may also assign its interest in this Lease to an Interest Holder as additional security, but that assignment will not release Landlord from its obligations arising under the terms of this Lease and Tenant may continue to look to Landlord for the performance of those obligations.

29.6          Captions.  The captions of Articles and Sections of this Lease are for convenience only and the parties do not intend that the captions be construed so as to limit, affect or alter the meaning of the Articles and Sections.

29.7          Relationship of Parties.  Neither the parties nor any third party may construe this Lease or any act of either of the parties so as to create between Landlord and Tenant the relationship of principal and agent, partnership or joint venture or any other relationship other than that of landlord and tenant.

29.8          Application of Payments.  Landlord has the right to apply payments received from Tenant in such order and amounts as Landlord elects to satisfy any obligations of Tenant arising under the terms of this Lease, regardless of Tenant’s designation of those payments.

29.9          Time of Essence.  Time is of the essence with respect to this Lease and each of its provisions.

29.10      Partial Invalidity.  If any term, provision or condition contained in this Lease is invalid or unenforceable, the remainder of this Lease, or the application of that term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, will not be affected by that invalidity or unenforceability, and each and every other term, provision and condition of this Lease will be valid and enforceable to the fullest extent possible permitted by law.

29.11      No Warranty.  In executing and delivering this Lease, neither party has relied on any representation, warranty or other statement made by, or on behalf of the other party that is not set forth in this Lease or in one or more of the exhibits attached to this Lease.

29.12      Landlord Exculpation; Landlord Non-Imputation.  Except as provided below, Tenant may not seek to satisfy any judgment, award or decision that Tenant obtains against

Landlord from any source other than Landlord’s interest in the Project and the revenue generated by the operation of the Project (and then only when the judgment, award or decision is final and non-appealable), including, without limitation, any the proceeds of any financing or sale, any rents, insurance proceeds due to a casualty and any awards received from a governmental authority as a result of a condemnation or taking.  In the event a judgment is awarded to Tenant under this Lease for a liability of Landlord under this Lease arising during Landlord’s ownership, then Tenant shall be permitted to recover any such judgment out of the net proceeds, if any, from the sale of Landlord’s interest, and no asset of any Landlord-Related Party will be subject to attachment or execution to satisfy the judgment, award or decision.  The foregoing limitation on the sources of Tenant’s recovery will not apply in those instances (i) where proceeds of any insurance are available to satisfy the judgment, (ii) where Tenant obtains the judgment, award or decision because of Landlord’s misapplication of funds that an insurer or a condemning authority pays to Landlord and that Landlord is required to use for the restoration of the Premises in accordance with the terms of this Lease, or (iii) where Tenant obtains the judgment, award or decision because of Landlord’s fraud or purposeful misrepresentation.  After application of the proceeds of any insurance that are available to satisfy a final and non-appealable judgment, award or decision that Tenant obtains against Landlord by reason of the negligence of Landlord or any Landlord-Related Party or Landlord’s failure to perform any of the obligations it has undertaken under the terms of this Lease, Tenant may not seek to satisfy any balance of the judgment remaining after that application from any source other than Landlord’s interest in the Premises and the revenue generated by the operation of the Premises.  The provisions of this Section 29.12 will survive the Lease Termination Date.  Under no circumstance shall Landlord be deemed to have acted negligently, grossly negligently or willfully solely due to or as a result of Landlord’s ownership of the Premises, and in no event shall any occurrence relating to the Premises, whether negligent or willful, be imputed to Landlord by reason of Landlord’s interest in the Premises, it being understood that, except as otherwise expressly provided in this Lease, all obligations with respect to the Premises are the responsibility of Tenant under this Lease.  In order to have acted negligently, grossly negligently or willfully, Landlord must have committed an affirmative act (or Landlord must have failed or refused to act when obligated to do so).

29.13      Incorporation of Exhibits and Glossary; Entire Agreement.  Exhibits A through G to this Lease and Appendix A to this Lease are incorporated into and made a part of this Lease.  All capitalized terms not otherwise defined in this Lease are used with the meaning assigned to them in the Glossary of Terms attached to this Lease as Appendix A.  There are no oral agreements between the parties that affect this Lease and this Lease supersedes and cancels all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties or displayed by Landlord to Tenant with respect to the subject matter of this Lease, and, except in any instance where an ambiguity exists within this Lease, none of those negotiations, arrangements, brochures, agreements and understandings may be used to interpret or construe this Lease.  The parties may modify, augment or delete the terms, covenants, conditions or provisions of this Lease only by means of a writing both parties sign.  All negotiations and oral agreements acceptable to both parties have been merged into and are included in this Lease.

29.14      Financial Statements.  At any time during the Lease Term that the Tenant hereunder is not a corporation whose stock is publicly-traded on a national securities exchange, within ten (10) days after Landlord’s written request from time to time, but no more than twice per calendar year, Tenant shall provide Landlord with annual financial statements prepared in accordance with GAAP with respect to the last accounting period for which Tenant has had financial statements prepared (but in no event later than ninety (90) days after the end of Tenant’s previous fiscal year), which statements must be prepared and must be audited and delivered, with an unqualified opinion, by an independent certified public accountant.

29.15      Force Majeure.  Except as provided below, any prevention, delay or stoppage of the performance by Landlord or Tenant of any obligation under this Lease by an event of Force Majeure will excuse the performance of such obligation for a period equal to the duration of the prevention, delay or stoppage. If, therefore, this Lease specifies a time period for performance of an obligation of either party, a delay caused by an event of Force Majeure will extend the period within which the party must complete its performance.  This Section 29.15 will not apply to (i) the obligations imposed with regard to Rent and other sums of money Tenant must pay or reimburse to Landlord in accordance with the terms of this Lease or (ii) the obligations imposed upon Landlord to pay any amount becoming due to Tenant under the terms of this Lease.

29.16      Notices.  All notices, demands, statements or communications (individually, a “Notice” and collectively, “Notices”) that a party may or must give to the other under the terms of this Lease must be in writing, and must be sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery service or be delivered personally or be delivered via facsimile transmission (i) to Tenant at the appropriate address set forth below, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth below, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. The parties will consider a Notice to have been given, if mailed, three (3) business days after the date it is mailed as provided in this Section 29.16, if sent by overnight delivery service, on the first business day following the date on which deposited with that service provider, or upon the date personal delivery or facsimile is made or sent.

Tenant’s address for Notices:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention:Bruce Cobb

with a copy to:

TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attention:General Counsel

Landlord’s address for Notices:

Tetris Property LLC

1370 Avenue of the Americas

New York, New York  10019

Attention:David M. Ledy

with a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York  10022-2585

Attention:Andrew L. Jagoda, Esq.

29.17      Joint and Several Obligations.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease are joint and several.

29.18      Authority.  Landlord and Tenant each represents and warrants that it is a duly formed and existing entity qualified to do business in the State of Texas, it has full right and authority to execute and deliver this Lease, and that each person signing on its behalf is authorized to do so.

29.19      Attorneys’ Fees.  If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach of any obligation undertaken under the terms of this Lease or otherwise for enforcement of any remedy available to that party, the parties waive any right to a trial by jury and the prevailing party in that litigation is entitled to recover from the other party the reasonable attorneys’ fees and other costs it incurs in connection with that litigation, including all costs incurred in enforcing, perfecting and executing its judgment.

29.20      Governing Law.  The laws of the State of Texas will govern the construction, interpretation and enforcement of this Lease.  Venue exclusively shall lie in the federal and state court(s) located in (or having jurisdiction with respect to) Montgomery County, Texas having jurisdiction over the subject matter of any dispute arising under this Lease.

29.21      Submission of Lease; Construction.  Submission of this instrument for Tenant’s examination or signature does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.  The parties acknowledge that their attorneys have reviewed and revised this Lease and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Lease.

29.22      Brokers.  Landlord and Tenant warrant to each other that the parties have had no dealings with any real estate broker or agent other than CBRE, Inc. in connection with the negotiation of this Lease and they individually are unaware of any other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord and Tenant each hereby agrees to indemnify and defend the other against and hold the other harmless from any and all claims, demands, losses, liability, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) that may be asserted against or sustained by the other by reason of, or in connection with, any leasing commission or equivalent compensation alleged or found to be owing to any such other real estate broker or agent as a result of its dealings with any such other real estate broker or agent.  Any fee or commission payable to CBRE, Inc. in connection with this Lease shall be payable by Tenant pursuant to a separate agreement between CBRE, Inc. and Tenant executed in connection with the sale of the Premises by Tenant to Landlord.

29.23      Independent Covenants.  Except as otherwise expressly provided in this Lease to the contrary, the parties intend this Lease to be construed as though the covenants between Landlord and Tenant are independent and not dependent.

29.24      Consents.  Except to the extent a different standard is required or reserved under any specific provision of this Lease, in all other cases where the consent or approval of a party is required or requested, the giving of such consent or approval shall be in the sole discretion of the party from whom such consent or approval is required or requested.

29.25      Public Release of Information.  Each party must obtain the prior written approval of the other party of the exact text and timing of any press releases concerning the execution or terms of this Lease.

29.26      OFAC.  Pursuant to United States Presidential Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit Threaten to Commit, or Support Terrorism”), U.S. companies are required to ensure that they do not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (the “List”), generated by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).  The names or aliases of these persons or entities (each, a “Blocked Person”) are updated from time to time.  Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List as a Blocked Person at any time during the Lease Term shall be a Lease Event of Default hereunder for which Landlord may terminate this Lease.  The provisions of this paragraph shall survive termination of this Lease.  Tenant represents that, (i) neither Tenant nor any person or entity that directly owns ten percent (10%) or greater equity interest in it nor any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. Person or entities are restricted from doing business under regulations of OFAC (including those named on the List) or under the Executive Order, or other governmental action, and (ii) that throughout the Lease Term, Tenant shall comply with the Executive Order.

29.27      Waiver of Landlord’s Liens.  Landlord hereby waives all landlord’s liens (by statute or otherwise) and any and all security interests and other claims to any of Tenant’s (or any of its Affiliates’) other personal property of Tenant (or any of its Affiliates) at any time situated on the Premises.

29.28      Waiver of Section 93.012, Texas Property Code.  Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all charges, amounts, and Additional Rent payable by Tenant, are commercially reasonable and valid even though such methods may not be stated in the Lease.  Accordingly, Tenant voluntarily and knowingly waives all rights and benefits of a tenant under Section 93.012, Texas Property Code, or its successor statute or code provision.  Nothing contained in this waiver however is intended to limit or impair any other remedy available to Tenant under the Lease or at law or in equity (other than Section 93.012, Texas Property Code, or its successor statute or code provision).  In addition, nothing in this Section 29.28 shall constitute a waiver of Tenant’s right to dispute and/or initiate a claim disputing Landlord’s methods of calculating or determining Additional Rent or Tenant’s audit rights hereunder.

29.29      DTPA Inapplicable.  It is the intent of Landlord and Tenant that the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the “DTPA”) be inapplicable to this Lease and the transaction evidenced hereby.  Accordingly, Tenant hereby acknowledges and agrees that the total consideration paid or to be paid by Tenant over the Lease Term exceeds $500,000.00.

29.30      Limitations of Liabilities.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant agree that:  (a) except where the recovery of such damages are specifically authorized under the terms of this Lease, neither Tenant nor Landlord will be liable, and each party hereby waives and releases all claims, causes of action or other rights of recovery it may ever have against the other party for:  (i) any loss of business or profits or other consequential damages; or (ii) exemplary, punitive, speculative or other special or indirect damages of any kind, (b) none of the Tenant’s or Landlord’s officers, employees, agents, directors, shareholders, or partners will ever have any personal liability under or in connection with this Lease, and each party hereby waives and releases all claims, causes of action, or other rights of recovery it may ever have against such parties for personal liability under or in connection with this Lease.

29.31      Multiple Counterparts.  This Lease may be executed in multiple original counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one instrument.

29.32      Waiver of Jury Trial.  LANDLORD AND TENANT KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS LEASE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LANDLORD AND TENANT TO ENTER INTO THIS LEASE.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed by their respective officers thereunto duly authorized as of the Effective Date.

LANDLORD:

TETRIS PROPERTY LP,

a Delaware limited partnership

By:Tetris Property GP, LLC,

a Delaware limited liability company,

its General Partner

By:/s/David M. Ledy

       David M. Ledy

       Vice President

TENANT:

TETRA TECHNOLOGIES, INC.,

a Delaware corporation

By:/s/Elijio V. Serrano

Name: Elijio V. Serrano

Title: Sr. Vice President & CFO